Exhibit 1

Trust? Proudly Supporting Australia 2018 Westpac Group Annual Review & Sustainability Report Greg Woodlock Farmer and Westpac customer, The Marra, New South Wales Strength. Service.

IN THIS REPORT

02 WHO WE ARE
04 2018 YEAR IN REVIEW
06 CHAIRMAN'S LETTER
06 Royal Commission
12 Performance and dividends
13 Board changes
13 My commitment
14 CEO'S LETTER
14 Financial performance
17 Addressing reputational and risk issues
20 Delivering our Service Revolution
25 Priorities for 2019
26 SUSTAINABILITY LEADERSHIP
32 BOARD OF DIRECTORS
34 EXECUTIVE TEAM
36 REMUNERATION
38 FIVE YEAR SUMMARY
40 FINANCIAL CALENDAR
CONTACT DETAILS on back cover



Westpac banker, Anna Thorpe, helped sheep farmer, Greg Woodlock, fund the expansion of his dam to capture much needed water for his property 'Kaloola'. Read the full story on page 21.

2018annualreport.westpacgroup.com.au

Westpac Banking Corporation
ABN 33 007 457 141

Trust matters Dear fellow shareholders, The 2018 financial year has been exceptionally difficult for the banking industry, and for Westpac. It has also been a disappointing year for our shareholders, both in terms of the reduction in our share price and the uncertainty that has been introduced as a result of various regulatory actions and the Royal Commission. I therefore wanted to start my letter this year by acknowledging the effect these factors have had on you, and by thanking you for your continued support for Westpac. My management team and I are incredibly conscious of the trust that you place in us through your investment in our shares, and we do not take that trust for granted. I also want to reassure you that we are fully committed to resolving the current issues we face, creating better outcomes for customers, and to delivering on our strategy to grow the sustainable value of your company. BRIAN HARTZER Chief Executive Officer Westpac Group Read the full CEO letter on page 14 of this Review.

2 WESTPAC GROUP WHO WE ARE Our vision is to be one of the world’s great service companies, helping our customers, communities and people to prosper and grow. PERFORMANCE DISCIPLINE Managing our business in a balanced and disciplined way to be recognised as the region’s best-performing bank. Strategic Sustainability Priorities Priorities DIGITAL TRANSFORMATION Continue to invest in digitisation and use technology to modernise our infrastructure, digitise activity and enhance the customer experience. WHEN IT MATTERS WORKFORCE REVOLUTION Employ and retain the best people with a customer-centric culture. Build an innovative and supportive environment. HELPING PEOPLE CREATE A PROSPEROUS NATION HELPING PEOPLE BY BEING THERE MOST TO THEM GROWTH Direct investment towards the areas that offer the greatest growth including wealth and SME. HELPING PEOPLE MAKE BETTER FINANCIAL DECISIONS LEADERSHIP Through our service revolution, help customers achieve their goals.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 3

About Westpac

Founded in 1817, Westpac is one of the four major banking organisations in Australia and one of the largest banks in New Zealand. We provide a broad range of banking and financial services in these markets, including consumer, business and institutional banking and wealth management services.

At 30 September 2018, our market capitalisation was $96 billion and we had total assets of $880 billion.

We deliver services to 14.2 million customers via five operating divisions and operate under multiple brands

CONSUMER BANK

Serve consumer customers across Australia

BUSINESS BANK

Serve small-to-medium enterprise, commercial and agribusiness customers across Australia for facilities up to approximately $150 million

BT FINANCIAL GROUP

Provide a broad range of wealth management and insurance services to customers across Australia

WESTPAC INSTITUTIONAL BANK

Deliver a broad range of financial services to commercial, corporate, institutional and government customers with connections to Australia and New Zealand

WESTPAC NEW ZEALAND

Deliver banking, wealth and insurance services to consumer, business and institutional customers across New Zealand

Market share

23% AUSTRALIAN HOUSEHOLD DEPOSIT MARKET SHARE[1]

23% AUSTRALIAN MORTGAGE MARKET SHARE[2]

19% AUSTRALIAN BUSINESS CREDIT MARKET SHARE[2]

19% AUSTRALIAN WEALTH PLATFORMS MARKET SHARE[3]

19% NEW ZEALAND CONSUMER LENDING MARKET SHARE[4]

18% NEW ZEALAND DEPOSIT MARKET SHARE[4]

1. APRA Banking Statistics, September 2018
2. RBA Financial Aggregates, September 2018.
3. Strategic Insights June 2018, All Master Funds Admin.
4. RBNZ, September 2018.

See full description of our business divisions in Westpac's 2018 Annual Report.

All figures in this Review are on a cash earnings basis and are for the 12 months ended 30 September 2018 unless otherwise indicated. All comparisons are against results for the 12 months ended 30 September 2017 unless otherwise indicated. All dollar amounts are in Australian dollars unless otherwise indicated.

For an explanation of cash earnings and reconciliation to reported results, refer to pages 4-6 and 125-128 of the Group's 2018 Full Year Financial Results announcement.

4 WESTPAC GROUP YEAR IN REVIEW 2018 Helping customers Supporting customers and businesses in Australia and New Zealand. HELPING Year in review 14.2 million CUSTOMERS, UP 2% DROUGHT ASSISTANCE 2018 has been a difficult period for financial services companies, including Westpac, with the Royal Commission, a slowdown in system loan and deposit growth and the full impact of the Bank Levy introduced in July 2017. While navigating these challenges, Westpac held its cash earnings relatively flat over the year at $8,065 million, and delivered an even stronger balance sheet. $100m LENDING FOR AFFECTED CUSTOMERS CUSTOMER DEPOSITS $518bn UP 6% BUSINESS LENDING1 Westpac’s cash earnings for the year were supported by sound underlying growth with lending up 4%, customer deposits up 6% and average funds 4% higher. These gains were offset by provisions for customer payments and refunds, costs of the bank levy and a weaker markets contribution. Reported profit for the year was up 1% for the year. While earnings were relatively flat, the balance sheet has continued to strengthen across all dimensions. This has included a 6% rise in average ordinary equity, an “unquestionably strong” capital ratio and a further improvement in funding and liquidity metrics. At the same time, credit quality has remained strong. This strength has allowed us to continue to deliver for all stakeholders. However, the Royal Commission has highlighted the need to do more for customers, particularly protecting those that might be more vulnerable. We have already commenced a range of initiatives to fix outstanding issues and better identify potential problems before they emerge. Where we have got it wrong we put things right for customers. The CEO and Chairman’s letters address these matters in more detail. $154bn AUSTRALIA UP 3% $30bn NEW ZEALAND ($NZ), UP 4% HOME LENDING1 $445bn AUSTRALIA UP 4% $49bn NEW ZEALAND ($NZ), UP 4% 1. Total lending.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 5

Supporting shareholders

Returning value to Westpac's 620,000 shareholders, many of which are Australian individuals and super funds.

CASH EARNINGS CENTS PER SHARE

236.2¢
DOWN 1%

CASH RETURN ON EQUITY

13%[1]
WITHIN RANGE SEEKING TO ACHIEVE 13-14%

PAID IN DIVIDENDS

$6.4bn
188 CENTS PER SHARE

EXPENSE TO INCOME RATIO

43.7%[1]
DOWN 143BPS

NET TANGIBLE ASSETS

$15.39
PER SHARE, UP 5%

1. Cash earnings basis.

Engaging employees

Building a future-ready workforce with a culture focused on service and doing the right thing.

TOTAL EMPLOYEES

35,029 FTE[1]
38,000+ INDIVIDUALS

GENDER BALANCE

50%
WOMEN IN LEADERSHIP ROLES[2]

PAID TO EMPLOYEES

$4.9bn

EMPLOYEE SENTIMENT[3]

73%
SIX MONTH ROLLING AVERAGE, STABLE

NEW ENTERPRISE AGREEMENT

90%
EMPLOYEE ENDORSEMENT[4]

1. Full time equivalent. 38,522 individuals.
2. Proportion of women (permanent and maximum term) in leadership roles across the Group, including the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers.
3. Monthly sentiment survey. Employee engagement is surveyed every two years. In 2017, it was 79%.
4. New agreement effective 1 January 2019.

Contribution to communities

Helping to create a prosperous nation for the benefit of all.

COMMUNITY CONTRIBUTIONS

$131m
IN TOTAL

COMMUNITY GRANTS

$2m
FOR 200 NOT-FOR-PROFIT ORGANISATIONS

TOTAL TAX EXPENSE

$3.6bn + $378m
TAX BANK LEVY

CLIMATE CHANGE

$9.1bn
COMMITTED EXPOSURE TO CLIMATE CHANGE SOLUTIONS

SOCIAL & AFFORDABLE HOUSING

$1.36bn
COMMITTED EXPOSURE TO SOCIAL AND AFFORDABLE HOUSING

6 WESTPAC GROUP CHAIRMAN’S LETTER LINDSAY MAXSTED A challenging year for financial services This year has been particularly challenging for financial services entities, including for Westpac. The sector has been the subject of intense scrutiny and interrogation from Government, regulators, the media, and the community generally. Among various developments, legal actions have been filed by the Australian Securities and Investments Commission (ASIC); the Banking Executive Accountability Regime (BEAR), to be overseen by the Australian Prudential Regulatory Authority (APRA), was introduced; a review of competition in the sector was conducted by the Productivity Commission; and the Australian Competition and Consumer Commission (ACCC) established its Financial Services Unit. However, far and away the greatest impact on public sentiment has been generated by the Royal Commission into Misconduct in the Banking, Superannuation and Financial Services Industry (Royal Commission). The Royal Commission, and its terms of reference, were announced by the Federal Government on 30 November 2017. I intend to devote a large part of this Chairman’s letter to the Royal Commission for the following reasons: • coverage of the Royal Commission has been extensive and many shareholders will have been shocked by some of the revelations; • you may feel there is a disconnect between the vision and values of Westpac and the actual or alleged misconduct highlighted by the Royal Commission. In this regard you are owed an explanation to help bridge that disconnect; and • it is important that shareholders understand how Westpac has responded, often in advance of the calling of the Royal Commission, or how we intend to respond to the important issues the Commission has raised. First and foremost, Westpac and your Board take the process of the Royal Commission, and the evidence before it, very seriously. We have devoted significant time and resources to the process, including: providing material; supporting our witnesses so they can fully answer the questions posed; and in responding both to the Westpac-specific matters, and general policy questions posed by the Commission. We will of course continue to do so until the Royal Commission is complete. The Royal Commission in context The terms of reference of the Royal Commission are instructive. It is an Inquiry into misconduct; whether activity might have amounted to misconduct and whether any conduct, practices, behaviour or business activities may have fallen below community standards and expectations, as well as seeking to identify the causes and potential remedies. It is not an investigation into all aspects of financial services or indeed into conduct generally.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 7 Investing in the future and helping customers remains our strength Sharing returns WHERE WESTPAC’S REVENUE1 GOES $6.4bn DIVIDENDS $4.9bn STAFF EXPENSES $4.7bn OTHER EXPENSES MOSTLY SUPPLIERS $3.6bn $22bn 2018 REVENUE 30.8% INCOME TAX RATE $1.7bn RETAINED FOR GROWTH $0.7bn IMPAIRMENT CHARGES 1. Revenue is net operating income and comprises net interest income and non-interest income on a cash earnings basis. This is before expenses, impairment charges and tax.

8 WESTPAC GROUP CHAIRMAN’S LETTER We are an organisation that has taken a “customer-first” philosophy seriously… The Letters Patent establishing the Royal Commission create this focus noting at the same time that “Australia has one of the strongest and most stable banking, superannuation and financial services industries in the world, which performs a critical role in underpinning the Australian economy.” The Royal Commission does not challenge these important observations. The Royal Commission, whilst obviously focusing on matters of extreme importance and interest for financial services companies and regulators, captures only a fraction of the activity taking place inside these institutions. All four major banks had at various times leading up to the Royal Commission recognised that certain conduct did not meet legal or regulatory requirements, or had fallen short of community expectations. Building on this point, the Commissioner commenced his enquiry by asking entities to submit details of conduct over the previous ten years identified as misconduct or conduct that fell below community expectations. These submissions, together with other information gathered, have been subject to scrutiny and informed the themes identified by the Commission. For Westpac, much of this conduct is historical, has been reported to regulators and in many instances, been resolved or is being addressed. There are, of course, many areas where we need to do more to improve which I address below. Putting these points in context, we need to be careful in generalising what the Royal Commission is finding and reporting. In particular noting that: • whilst the Royal Commission is often reported as the “Bank” Royal Commission (and for many that reads the “four major banks”) it is actually an inquiry into the financial services sector and all of the organisations that participate therein. While much effort has been directed to banking, a significant part of the Royal Commission’s review has covered non-banking (as in non-lending) activities such as financial planning, superannuation and insurance, noting that Westpac participates in these activities through BT Financial Group. Indeed a number of case studies reviewed involved entities other than the four major banks. • the degree of misconduct, or potential misconduct, exposed by the Royal Commission has varied across the banks and other financial institutions. Each of you, as shareholders, may draw your own conclusions on where Westpac sits in this spectrum. My point is simply that while there may be some common areas of misconduct, it is wrong to generalise this across individual institutions. • there is a risk that this misconduct may inadvertently come to define the culture of the sector. Speaking for Westpac, I can categorically say that it does not define our culture (nor our governance and accountability which can be wrapped up with culture). Westpac’s culture is defined by how our 39,000 people go about their daily business, which overwhelmingly, as set out in our vision statement, is to help our customers and communities to prosper and grow. It is challenging for the Royal Commission to form a view on overall culture when, by its terms, it is focused on misconduct. As we consider culture it is clear that we, along with the broader industry, face a number of challenges. These include the need to rebuild trust and drive better customer outcomes. And programs are already underway to strengthen our culture and remove structures that may encourage poor behaviour. We are committed to continuing this work and meeting these challenges with honesty, integrity and transparency, and to being accountable to our stakeholders for our actions. We also regularly review and benchmark our corporate governance frameworks and practices. Your Board views good corporate governance as essential to achieving our goals, helping to underpin accountability and effective oversight, as well as providing a clear and consistent foundation for decision making. Lessons for Westpac Given the above context, my view on some of the important lessons for the Westpac Board and Group Executive team from the Royal Commission are set out below. Some of these points had been identified prior to the Royal Commission and hence actions to address shortcomings had commenced before this year. Those lessons are: • We did not sufficiently understand and analyse customer complaints and, in many cases, they were not dealt with promptly. Westpac has over 12 million customers in Australia and the overwhelming majority have somewhere between a reasonable and positive experience with Westpac. We know this from numerous data points including customer surveys, Net Promoter Score (NPS) data, as well as directly talking to customers. However, we didn’t focus enough time, resources or empathy on many of the customers we had let down. • We were slower to focus on certain non-financial risks such as conduct, compliance and reputation. In the aftermath of the Global Financial Crisis, quite properly, there was significant focus on credit risk, liquidity risk and the overall strength of the balance sheet. We prioritised the largest potential financial risks and devoted insufficient attention to emerging conduct risk, compliance and reputation risks. This

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 9 relative lack of maturity of management of non-financial risks was compounded by a raft of ever-increasing, and at times overlapping, rules and regulations. This has sometimes been further complicated by changing regulatory expectations over time. • Some employee remuneration arrangements inadvertently contributed to poor behaviour. While remuneration is not directly related to all of our conduct failures, in some cases our remuneration practices were poorly designed and the payment of commissions or the existence of other short term incentives linked to sales, may have resulted in poor behaviour. • We did not fully appreciate the underlying risks in the financial planning business. Better training and supervision, changes to the way financial planners were remunerated, and/or better documentation of advice provided was required. Needless to say, having identified the above points, your Board and management team have moved quickly to shore up the resources, systems and related reporting to deal with any shortcomings. Some of the improvements cannot happen overnight, particularly when technology systems need to change, but in these cases, our monitoring of the risks has been heightened and extra steps have been put in place. We are also accelerating customer remediation, recognising that where Westpac has made mistakes, we need to promptly take steps to fix these issues for customers. In his letter, Brian Hartzer also discusses what we are doing to address and learn from issues raised. Again, recognising that the work of the Royal Commission still needs to be completed, for me at least, this intense scrutiny has also reinforced some very positive aspects of Westpac. There are five particular observations that support my earlier points of thinking about the Royal Commission in context both as to Westpac’s conduct and culture generally and our relative position in the sector. 1. We are an organisation that has long taken a “customer first” philosophy very seriously – and this is enshrined in Westpac’s vision. Actions to reinforce our vision and deal with some of the shortcomings identified have included: • Appointment of a Customer Advocate, Adrian Ahern. Joining in late 2016, Adrian and his team have established a new avenue for customers not satisfied with how a complaint has been handled. Reviews by the Advocate are completely independent and decisions are binding on the Group. Adrian and his team have made particular progress in resolving long-standing issues and in providing objective feedback on how we can better manage complaints. Adrian talks more about his role in a profile alongside my letter on page 10. • Appointment of a new Group Executive for Customer and Corporate Relations. Reporting to the CEO and with a direct line to your Board, this role is redefining how we manage, resolve and report customer complaints. The new division has brought together various teams with complaint handling responsibilities and is improving the complaints process for customers and identifying and addressing the root cause of problems. • We have established a new Vulnerable Customer Council – to better support customers who may be at risk, and to help them to avoid hardship and financial harm. The Council is supported by specialist teams with access to expertise in areas such as health and counselling to help manage customers often in complex circumstances. We have recently developed a customer vulnerability action plan and are actively looking at how we can respond to other socially important issues – like St.George becoming Australia’s first dementia-friendly bank. 2. We are an organisation that values our employees and is a great place to work. Our people are our greatest asset and underpin our success. Reflecting our commitment, employee sentiment has remained high and stable this year at 73%1. Examples of our commitments to our people include: • Providing a comprehensive selection of personal development opportunities. In 2018 employees completed over 100,000 courses on our self-directed learning platform, LearningBank. Over 850 leaders graduated from the AGSM-accredited Certificate of Executive Leadership Program and 350 new leaders completed the Foundational Leadership Program. We also introduced a Young Leader Program to develop and support emerging leaders. • Providing opportunities for employees to get involved in their local communities and the causes that matter to them through a range of initiatives. Last year, employees shared over 29,000 hours volunteering their time and skills. In addition, over $6 million was collectively donated to registered charities through our matching gifts program. • Continuing to build on the diversity of our workforce. Last year Westpac reached the important milestone of – 50% Women in Leadership roles2 and we’ve maintained that level – a culmination of various initiatives over many years. 3. We have always understood the need to be conscious of all stakeholders’ needs if we are to provide satisfactory long-term returns for investors. We are not an organisation based on “greed” or on short-term profit. For example: • In 2015 Westpac commenced a comprehensive review of its products, reassessing items such as fees, terms and conditions and how products are sold. From this review we have taken action to reduce certain transaction fees, we’ve changed teller incentives and removed many products from sale. In this review we’ve prioritised good customer outcomes over financial gain. 1. An employee sentiment survey is conducted monthly. Six month rolling average stable at 73%. 2. Proportion of women (permanent and maximum term) in leadership roles across the Group, including the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers.

10 WESTPAC GROUP CHAIRMAN’S LETTER CASE STUDY BETTER SUPPORTING CUSTOMERS Our undaunted advocate for customers Westpac’s customer advocate, Adrian Ahern, is providing Westpac’s retail, small business and wealth customers with an independent avenue for dispute resolution. Adrian’s role complements the further changes Westpac has made during 2018, with the establishment of the Customer & Corporate Relations division. In the past, customers who were not satisfied with the handling of complaints often avoided taking on the banks, worried about the cost, the likelihood of a fair hearing or the prospect of how they would fare noting the resources of a large company. And so, in late 2016 as part of the Australian Banking Association’s six point plan initiative, Westpac appointed Adrian Ahern as its Customer Advocate – shifting the balance in the management of complaints back to customers. Adrian has set up a team of 10 case managers, offering customers a second opportunity to have their complaint reviewed. “We start with a clean slate and carry out a thorough review of every matter that comes to us. We listen to customers and encourage them to be open and frank. This helps us uncover all aspects of the matter and at times reveals a vulnerability or circumstance that should have been understood by the bank earlier,” says Adrian. Adrian has broad discretion to make decisions that are binding on the Group, but not on the customer. Over the last year, the team dealt with 450 cases. Of these, approximately one third of the Group’s prior decisions were substituted; one third remain unchanged; and for the remaining third, the Customer Advocate agreed with the Group’s decision but took further action to ensure a fair outcome was delivered. This was often because further information became available during the review process. In addition, Adrian provides feedback to help Westpac improve its policies and processes, including those relating to how it deals with complaints. Adrian Against the background of the Royal Commission this year, customer complaints into Adrian’s team have increased fourfold and range from issues involving responsible lending, elder and domestic financial abuse to incomplete wealth advice. “Since the Royal Commission commenced, customer confidence in putting complaints to Westpac has increased, which is a very good thing because we get to fix what has gone wrong and put in place changes to ensure it doesn’t happen again. At the same time, because of all that is happening in the external environment, we’re seeing a lot of frustration directed towards the bank and that can be challenging.” Offering an independent view Independence is fundamental to the role of Customer Advocate and while Adrian is employed by Westpac, his role is structured to support this. “I don’t report to any business unit, but rather to the Group Executive responsible for human resources. That said, I meet regularly with Westpac’s CEO and Chairman, the agendas are always open and they usually start by asking me what I am seeing and how they can help,” says Adrian. “My remuneration is fixed and I’m not entitled to any short-term incentives. And most importantly, I have no hesitation in putting noses out of joint when putting things right for customers.” As part of his role as Customer Advocate, Adrian also acts as mediator between the Group and customers in a range of disputes across the Group, provides support to customers experiencing vulnerability and liaises with external stakeholders such as consumer and small business groups and the Ombudsmen to receive feedback on what Westpac can do better. “Working with my team is the greatest aspect of my role. Each member brings a particular skill and perspective. And they have been through life experiences that help them approach matters with suitable robustness and also great empathy,” says Adrian. Changing for the better “Over the last two years I have seen a genuine openness and commitment to change within the bank” says Adrian. “Westpac employees are passionate about customers and the Group is making changes that demonstrate a real shift in the way complaints are approached and managed. There’s still work to do, but by listening more closely and understanding customers and their circumstances more fully, the Group is better placed to get it right in the first instance.” Ahern

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 11 …Westpac is underway transforming the company using digital technology • BT Financial Group has led the market in helping to transform the wealth industry for customers. Over recent years BT has increased education standards for its financial planners, changed planner remuneration and led the market in publishing feedback on planners from customers. This year the division removed grandfathered advice payments at a cost of around $28 million (post tax) per annum and materially reduced the cost to customers of using its wealth system Panorama. • Similarly, as indicated earlier, our people are deeply committed to our vision and doing the right thing by customers. This is embedded in our values, and has been reinforced across the Group through additional training and updates to our code of conduct. • Westpac has been consistently rated a sustainability leader by external governance bodies. This has included being a Leader in the Dow Jones Sustainability Index for much of the last decade. In 2018, Westpac ranked 17th. This year we also enhanced our disclosures on climate change and human rights, helping to maintain our leadership. 4. We have continued to lend prudently all through the recent period. Notwithstanding recognised issues with certain processes, which Brian Hartzer explains in more detail in his letter, our detailed work has confirmed that the credit quality of our mortgage portfolio remains sound, with Australian delinquencies remaining low and properties in possession lower than the same period last year. In addition, significant benefits have subsequently flowed to individual borrowers, and to the broader economy. As a bank whose success is inextricably linked to the fortunes of Australia and New Zealand, we have no interest in lending to individuals and companies that cannot repay their loans. This has not changed over recent years and it is not something the Board would tolerate. Unfortunately recent market commentary continues to imply that banks are lax in their standards, lend irresponsibly and our processes are prone to systemic fraud. For Westpac, this is just not true. That is not to say there have not been some shortcomings, instances where we have let down a customer, or where we’ve been subject to fraud. When we do find issues we act promptly on our processes or on any individual or third party involved. While I could easily write my whole letter on this topic, shareholders need to only look to the outcomes of our lending for evidence. Today our credit quality metrics remain near cyclical lows across both businesses and consumers. In mortgages for example, less than 1% of our mortgage loans are more than 90 days in arrears, and for a portfolio with an exposure of more than $550 billion, the losses in 2018 were $86 million3. I will not repeat more statistics on this topic and urge shareholders to seek out the facts for themselves if they need any more comfort on our practices. We report an extraordinary amount of information on asset quality in our presentations, in our Annual Report and in our detailed Pillar 3 report – and it is readily available. 5. Our purposeful, consistent and large investment in technology is the way forward to further improve the customer and employee experience and hence shareholder value. At the centre of this investment is the modernisation of our technology infrastructure. While it is often hard to visualise our progress, it is real and in 2018 we have had particular success in: • Commissioning a new private cloud infrastructure for the storage and management of data. This major milestone significantly reduces our storage costs, enhances flexibility and slashes the time needed to create capacity for new initiatives; • Continuing the development of Panorama, our funds administration system, rolling out new reporting functionality and enhancing the mobile app; • Reaching major milestones on development of our Customer Service Hub, the Group’s multiple brand operating system. The system is built around the customer and will help us materially improve service. The system will go live with new Westpac mortgages in 2019. At the same time, Westpac is underway transforming the company using digital technology. This has involved automating manual activity and allowing customers to self-serve more of their routine banking. Amongst various changes this year we have introduced a new online mortgage application in St.George, voice banking for Apple devices, and created the ability to cancel a credit card online. Our online services have also expanded, including allowing customers to access historical statements from closed accounts. One change over the year that many shareholders may appreciate is the ability to deposit a cheque using the Westpac mobile app on their phone – an Australian first. This new feature 3. Actual mortgage losses net of insurance.

12
WESTPAC GROUP
CHAIRMAN'S LETTER

Performance Metrics

CASH EARNINGS BASIS

EARNINGS
CASH EARNINGS PER ORDINARY SHARE (CENTS)


2014 245.4
2015 248.2
2016 235.5
2017 239.7
2018 236.2

ASSET QUALITY
STRESSED ASSETS TO TOTAL COMMITTED EXPOSURES (%)


2014 1.24
2015 0.99
2016 1.20
2017 1.05
2018 1.08

CAPITAL
COMMON EQUITY TIER 1 CAPITAL RATIO (%)


2014 9.0
2015 9.5
2016 9.5
2017 10.6
2018 10.6

DIVIDENDS
(CENTS PER SHARE)
*special dividends


2014 182
2015 187
2016 188
2017 188
2018 188

eliminates a major reason why people go to a branch and allows customers to take an image of a cheque and deposit it directly into their account – at any time of the day. It's just another way we are making banking easier.

2018 financial performance

In 2018 our financial performance was mixed; we've further built on the balance sheet and financial strengths that are a hallmark of Westpac but our annual results were relatively flat over the year. Cash earnings (our preferred measure of performance) for the year ended 30 September 2018 was $8,065 million, $3 million higher than the 2017 financial year. Our reported profit reached $8,095 million up 1% in Full Year 2018.

The Group began the year solidly with good growth and well-managed margins in the first half. Conditions in the second half of the year however were more difficult with higher funding costs, lower mortgage spreads, and a reduced markets and treasury contribution. In addition, we needed to lift provisions associated with customer refunds and regulatory/litigation costs as we continue to address some of the legacy issues alluded to earlier. Brian will speak to performance in more detail in his letter.

On the balance sheet, the story is a strong one. Our common equity tier 1 capital after deductions increased by 6% over the year and we have maintained our common equity tier 1 capital ratio at 10.6% – above APRA's unquestionably strong benchmark. Westpac's liquidity position is similarly strong with $154 billion in liquid assets providing the Group with significant funding flexibility. Our two key liquidity ratios, the Liquidity Coverage Ratio and Net Stable Funding Ratio, were both comfortably ahead of regulatory benchmarks.

Credit quality has continued to be a highlight with all dimensions of the portfolio in good shape. The ratio of stressed assets to total committed exposures has remained near cyclical lows at 1.08%.

This strength in our balance sheet has continued to come at a cost – increasing shareholders' equity, lifting shares on issue and maintaining a strong liquidity position impacts returns. More specifically, as a result of the increase in shares on issue, our cash earnings per share of 236.2 cents was 1% lower over the year while the Group's return on equity (ROE) was 13.0%, down from 13.8% in 2017.

Dividends

This year the Board has determined a final dividend of 94 cents per share, which is unchanged over the prior half and consistent with the final dividend for 2017. This brings the full year dividend to 188 cents per share, unchanged from 2017.

In setting the dividend, the Group seeks to maintain a payout ratio that is sustainable over the long term. That is, we aim to retain sufficient capital for growth and to maintain an unquestionably strong capital position. At the same time, we seek to maximise the distribution of franking credits. The impact of the Bank Levy (which cost an equivalent of around 8 cents per share) was also considered.

The Dividends for the full year represent a payout ratio of 80% which is slightly above our longer term target of 70%-75%. The 94 cents final dividend represents a dividend yield of 6.7% based on the closing share price at 29 September 2018 of $27.93, or a yield of over 9.5% after adjusting for franking.

The final ordinary dividend will be paid on 20 December 2018 with the record date of 14 November 2018.

Remuneration outcomes

In the Board's assessment of Westpac's performance, earnings were below expectations while the balance sheet was stronger across capital, liquidity and credit quality. The Group made good strategic progress with its service strategy and has continued to build the quality and diversity of its workforce.

In aggregate, the Group's balanced scorecard outcome was below target. Further, to reflect executive accountability for risk and reputation matters (related to the Royal Commission in the context I have outlined above), the Board has applied discretion to further reduce short term variable reward outcomes.

As a result, short term variable reward outcomes for the CEO and Group Executives in Australia are on average 25% lower than 2017 levels. At the same time, the performance hurdles for the 2015 Long Term Variable Reward (LTVR) plan were not met and, as a result, the awards were forfeited in full for the third consecutive year. Forfeiting of long term variable reward is consistent with the relatively weak performance of shares in the banking sector, including Westpac, over the last few years, including the 2018 financial year.

Given the significant reduction in short term variable reward, and no vesting under the long term variable reward, the Board feels that 2018 remuneration adequately reflects both performance (on all fronts including financial, customer and risk management) as well as shareholder outcomes.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 13 We will learn from the Royal Commission but we are not defined by it Board changes Strong governance is underpinned by a strong Board. Bringing together the right mix of skills and experience and succession planning are critical elements of my role as Chairman. Over the year we appointed two new directors on the Board with Peter Nash starting in March 2018 and Anita Fung joining the board in October 2018. We also announced that Peter Hawkins would retire post Westpac’s 2018 AGM. As a former Senior Partner at KPMG, including serving as the National Chairman of KPMG, Peter brings significant financial, accounting, risk management and strategy expertise to the Board. During his time at KPMG, Peter worked as the Lead Audit Partner for another major Australian bank and so also brings a deep understanding of the risks and workings of Banks. Anita is a highly respected career banker and our first Board member residing outside Australia and New Zealand. With her extensive experience at HSBC in Hong Kong, Anita adds new international banking and financial services experience to your Board. Peter Hawkins first joined the Board in the volatile times of 2008, and with his deep banking experience helped steer this company through a decade of significant change. Personally, Peter has been a great support to me and an excellent shareholder advocate and I wish him all the best in his future endeavours. While leaving the Board, we will continue to benefit from Peter’s expertise as a member of the Bank of Melbourne Advisory Board. As part of our detailed Board renewal process, we are likely to announce the appointment of one or two new Non-executive Directors in the first half of calendar 2019. I believed that statement then and I believe it now. I hope that, if as a result of the Royal Commission or otherwise, you were beginning to question what Westpac stands for, and what drives us as an organisation, this commentary provides you with answers and context. We will learn from the Royal Commission but we are not defined by it. My commitment Reverting to the main theme of this year’s letter there are two final, very important, points to raise. Your Board is here to represent shareholders and we shall unashamedly continue to do so including striving to provide you with the best possible returns on your equity over the long term. We understand that for a well-run bank (or any commercial organisation) this will not, and cannot be, at the expense of the customer. The most successful organisations treat their customers and employees well and from there the financial returns flow. The final paragraph in my Chairman’s letter to you last year concluded: “One of the key things our 200th anniversary (April 2017) has shown me is the passion and commitment of the people of Westpac to supporting our customers and creating a better future for all Australians and New Zealanders. It is this passion and commitment that has seen us through the highs and lows of the past 200 years and continues to drive us forward and helps us continue to deliver sustainable returns for you, our shareholders.” LINDSAY MAXSTED Chairman Westpac Group

14 WESTPAC GROUP CEO’S LETTER BRIAN HARTZER Our balance sheet remained strong across all key measures Dear fellow shareholders, The 2018 financial year has been exceptionally difficult for the banking industry, and for Westpac. It has also been a disappointing year for our shareholders, both in terms of the reduction in our share price and the uncertainty that has been introduced as a result of various regulatory actions and the Royal Commission. I therefore wanted to start my letter this year by acknowledging the effect these factors have had on you, and by thanking you for your continued support for Westpac. My management team and I are incredibly conscious of the trust that you place in us through your investment in our shares, and we do not take that trust for granted. I also want to reassure you that we are fully committed to resolving the current issues we face, creating better outcomes for customers, and to delivering on our strategy to grow the sustainable value of your company. Our Chairman, Lindsay Maxsted, has set out in his letter an excellent summary of the causes of and lessons from the current issues faced by Westpac and the financial services industry as a whole. Rather than repeat these here, my letter focuses on: • The drivers of our financial performance this year • What we are doing to address – and learn from – the issues that have been raised • A progress update on our “Service Revolution” strategy; and • An overview of our priorities for next year. further action on pricing and productivity during the year, but they were not enough to offset the negative impacts on our P&L in the second half. On a more positive note, our balance sheet remained strong across all key measures and indeed strengthened in several areas – notably our common equity tier 1 ratio which finished the year at 10.6% – above APRA’s ‘unquestionably strong’ benchmark of 10.5%. You’ll recall from my previous messages that a strong balance sheet is always our first priority, and we are especially pleased with our results in terms of credit quality, deposit funding, and liquidity management. The financial sections in the Annual Report and our 2018 Full Year Financial Results contain a detailed discussion of the various remediation provisions that affected our result this year – particularly on the non-interest income line, which includes a number of negative income adjustments. At a high level these provisions fall into two categories. The first relates to financial advice delivered by BT. As part of an ASIC industry-wide review we are participating in, we have identified a number of cases where customers of our employed BT financial planners paid annual fees under Financial Performance Our cash earnings were relatively flat this financial year, with a solid first half increase offset by a second half decline. Our first half earnings reflected a strong margin performance, disciplined loan and deposit growth, improved contribution from markets and good cost control. In the second half, however, we experienced a significant margin decline – primarily in mortgages – as a function of an increase in both funding costs and competitive pressure. Global financial markets were relatively quiet this year, which meant that financial markets revenue was lower, particularly in the second half. We also recognised provisions of $380 million ($281 million after tax) to cover estimated customer payments and refunds and related costs associated with a number of past customer issues, as well as litigation. As these challenges emerged we took

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 15

Funding and Liquidity



CUSTOMER DEPOSITS
$518bn
- TERM DEPOSITS
- SAVINGS
WHOLESALE FUNDING
$238bn
- SHORT TERM
- LONG TERM
- SECURISATION
SHAREHOLDERS EQUITY
$65bn[2]
2018 FUNDING
$821bn[1]
TOTAL LOANS
$710bn
AUSTRALIAN HOME LOANS
$445bn
AUSTRALIAN BUSINESS LOANS
$154bn
AUSTRALIAN PERSONAL LOANS
$21bn
NEW ZEALAND LOANS
$74bn*
OTHER OVERSEAS LOANS
$16bn

* $A

- Overall funding mix improved with 5% more equity and 6% more customer deposits and wholesale funding little changed over the year.
- This supported the 4% growth in loans.
- Customer deposits fully funded lending over the year with the customer deposits to net loans ratio rising to 73% (up from 71% in 2017).

Financial performance movement in cash earnings ($million)



8,062
635
(240)
(481)
143
(54)
8,065
RELATIVELY FLAT (up $3)
Full Year 2017
Net interest income
Non-interest income
Expenses
Impairment charges
Tax & NCI
Full Year 2018

- Cash earnings flat over the year (up $3 million).
- Net interest income up 4% from 3% growth in average interest earning assets (mostly lending) and 2bps rise in margins.
- Non-interest income down 4% from a lower markets contribution, lower banking fee income and higher provisions for customer payments.
- Expenses up 5%. Business as usual expenses offset by productivity with the rise in expenses due mostly to higher regulatory compliance costs, the exit of Hastings and increased investment related spending.
- Impairment charges were lower with credit quality remaining sound.

1. Funding mostly for loans and liquidity.
2. Excludes some reserves.

16 WESTPAC GROUP

CEO'S LETTER

Performance Metrics

CASH EARNINGS BASIS

RETURNS
CASH RETURN ON EQUITY (%)


16.4
15.8
14.0
13.8
13.0
2014
2015
2016
2017
2018

MARGINS
NET INTEREST MARGIN (%)


2.08
2.08
2.13
2.09
2.11
2014
2015
2016
2017
2018

EFFICIENCY
EXPENSE TO INCOME RATIO (%)


41.7
42.1
42.1
42.2
43.7
2014
2015
2016
2017
2018

LIQUIDITY COVERAGE RATIO (%)


121
134
124
133
2015
2016
2017
2018

DIVISIONAL CONTRIBUTION TO WESTPAC GROUP CASH EARNINGS


Group Businesses
$101M
Westpac New Zealand
$934M[1]
Westpac Institutional Bank
$1,086M
BT Financial Group
$645M
Consumer Bank
$3,140M
Business Bank
$2,159M

a 'fee for service' arrangement, but those customers either didn't receive the advice they had paid for, or our records were insufficient to demonstrate that the advice was in fact delivered. In those cases we refunded the fees in question, with interest.

Last year we outlined provisions associated with refunding customers who we identified as having received poor advice from their BT financial planner. These provisions reflect the cost of putting the customer back into the position that they would have been if they had not received poor advice. This year we increased these provisions, reflecting an increase in the number of affected customers we have identified and, in some cases, sizes relative to last year.

The second provision category relates to operational errors in the management and servicing of our various products, identified through our 'get it right, put it right' initiative. Over the last three years we have conducted hundreds of detailed product reviews across our Consumer, Business and wealth areas. These reviews check that our products are performing as expected, that our disclosures are appropriate, and that operational processes and calculations are accurate. In some cases these reviews have identified legacy product issues; for example where operational errors led to some customers not being switched to principal and interest status once their contractual interest-only period expired, or where customers did not receive packaged discounts to which they were entitled. Here too, we are refunding customers affected by these issues as we identify them.

Revenue was also impacted by the full year impact of the Bank Levy – the cost of which has been entirely borne by shareholders. The Levy cost us $378 million this year, $283 million higher than 2017 and on an after tax basis reduced cash earnings growth by 2.5%.

With revenue growth under pressure, expense control remains an important priority for the Group. This year, our productivity initiatives generated $304 million in savings, helping to offset volume-related cost growth and the large increase in regulatory-related costs. These savings were broad based, and reflect our consistent approach to driving efficiency – every year, each division is tasked with identifying productivity improvements that offset inflation and volume growth, which allows us to invest in longer-term structural productivity initiatives.

As examples, this year we drove significant savings through reducing management layers, we streamlined the use of external suppliers and digitised more activity. With more customers using digital we've been able to close 47 branches and remove over 400 ATMs.

We've also had particular success removing paper through greater adoption of e-statements, development of more agile work spaces, and increasing the portion of documents that are handled digitally. In aggregate we've eliminated over 500 tonnes of paper this year.

Despite these savings, increases in the cost of regulatory and compliance-related projects, along with a rise in our investment spend, contributed to an overall growth in expenses of 5%, and an increase in our expense to income ratio to 43.7%.

To put this in perspective, total regulatory and compliance costs exceeded $1.1 billion this year – that's more than 20% up over the last two years. While some of these cost increases are permanent, we expect that over the next several years much of this cost will reduce as we further simplify

1. NZ$1,017.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 17 We know there is much to do looking after every customer – but we’re on the right track our products and business processes, deliver large regulatory projects like the New Payments Platform and the Government’s ‘Open Banking’ initiative, automate manual controls, and complete current remediation efforts. matter. The case studies at the Royal Commission have made this all too clear. To address this issue we have made substantial changes to the way we manage complaints and deal with vulnerable customers. In June of this year I appointed Carolyn McCann as Group Executive, Customer and Corporate Relations, reporting to me. This new Division centralises all complaints handling and related policies across the Group, and complements the work of our independent Customer Advocate. A particular focus of the Group has been the identification and resolution of long-outstanding customer matters, with our team working to make things right for customers. As part of this effort our senior executives, including me, have stepped up the amount of time we spend reviewing specific customer complaints and meeting personally with some of the affected customers to ensure we fully understand the issues and the impact of our actions and what we need to do to improve. In the short term, the media attention surrounding the Royal Commission, as well as the launch of the new Australian Financial Complaints Authority (AFCA), will likely see complaint volumes remain elevated for some time. However we are confident that we now have the right level of focus across the company on resolving customer issues and the root causes of complaints. More broadly on reputation, we know that what we do is more important than what we say. That is why we continue to make changes that improve the customer experience for all customers. For example, all St.George branches are now recognised as ‘dementia-friendly’, a program developed in partnership with Dementia Australia. Dementia Australia has helped us develop a staff training program for creating a safe environment for those with dementia, and further assists us by auditing our branches to confirm that our training is working in practice. Other changes include improvements to customer fraud handling and providing customers experiencing hardship with ‘breathing space’ and options to pause repayments if needed. We’ve changed our remuneration structures for our customer facing staff to ensure the emphasis is on service and doing the right thing, not sales, and have simplified our products and fees. We know there is still much to do to demonstrate our commitment to looking after every customer – but we’re on the right track. Management of non-financial risks While managing financial risks in our balance sheet – credit, market, funding, and liquidity – is always an essential priority in banking, in recent years, non-financial risks – operational risk, cyber, legal/regulatory risk, financial crime, and conduct risk – are being given increased attention. In some cases – such as cyber risk – risks have emerged from developments in technology and changes in customer behaviour. In others – such as regulatory and conduct risk – they reflect the fact that the bar has lifted on the industry’s practices and that banks, including Westpac, needed to do more to look after their customers. Cyber and fraud risk are an example of where our focus has paid off. We have invested heavily in our capabilities to protect and detect cyber-attacks against both Westpac and our customers. As a result, our total fraud losses have fallen by around 20% since 2016. However the constantly shifting nature of cyber-attacks means that we can never be complacent in this area. Westpac customer, Addressing reputational and risk issues In his letter, the Chairman identified some lessons for Westpac emerging from the Royal Commission: complaints handling, non-financial risks, remuneration and financial advice. I’d like to share my perspective on each and what we are doing to address the underlying issues. Complaints handling For me, complaints handling was the most disappointing issue to emerge this year. Since I joined Westpac in 2012 I have personally driven a focus on complaints – in particular the identification and elimination of the root causes of complaints. This has been successful with complaint volumes more than halving over the last five years. However what we – and I – missed in this focus was the relatively small number of vulnerable customers, and customers for whom the consequences of their situation were severe. For some of these people, their situation or condition meant that they essentially got ‘stuck in the system’ – with no clear path to a sensible resolution. I should point out that not all of these cases actually represent failures by Westpac. In some cases the customer was mistreated by a third party advisor, had been the victim of fraud, or simply made a poor business judgment. Nevertheless, there are also examples where members of staff have not lived up to our code of conduct or, at a minimum, have not been sufficiently empathetic to a customer’s situation or have not been proactive enough to help the customer resolve a

18 WESTPAC GROUP CEO’S LETTER I do want to emphasise that we have not compromised our credit standards and our lending portfolio continues to perform well. Susan Cusumano, was a target of an email hack – read her story alongside my letter. Another challenging area this year was in relation to ‘responsible lending’ rules. In essence, these rules require lenders to ensure that retail loans are ‘not unsuitable’ for the customer. Westpac uses a multi-layered approach to credit approval to meet these requirements. Our regulators have raised concerns about the methodologies we use to achieve this, including the steps we have taken to verify information provided by customers. In response, we have made changes to our policies and processes, including more detailed steps to verify information provided by customers and less reliance on benchmarks for assessing customer expenses. While we continue to believe that our lending decisions were appropriate, and that loans were not unsuitable for our customers, in September this year we reached agreement with ASIC that between December 2011 and March 2015 our home lending assessment process didn’t meet the standard required and sought court approval of that settlement. We are waiting to hear from the court in that regard. Nevertheless, I do want to emphasise that we have not compromised our credit standards and our lending portfolio continues to perform well. At a senior level we now devote as much, if not more, time to non-financial risks as we do to financial risks. We track and manage the number of open issues within each division, and I meet regularly with my executive team to review progress on closing these issues out. Through our ‘get it right, put it right’ initiative, each business is tasked with identifying and changing policies or practices that no longer pass muster – our decision this year to eliminate ‘grandfathered’ payments to BT salaried planners in BT is an example. Employee remuneration The Royal Commission has brought significant attention to bank remuneration policies and practices, identifying them as a contributor to poor conduct. We are conscious of this risk, and over recent years have continued to modify the way we pay our people to encourage good behaviour while discouraging behaviour that is not in customers’ interest. For example, in 2016 we were the first major bank to eliminate all sales incentives for our tellers, with incentives tied exclusively to customer satisfaction results. We do however continue to believe that properly structured incentives aligned with good customer outcomes are an important component of a high performance culture that delivers for customers and shareholders alike. Remuneration and incentives must be aligned with our service-led strategy. That is why we have accelerated implementation of the Sedgwick Reforms1, which are in place from 1 October 2018 for all customer-facing Consumer and Business Banking employees – two years prior to the recommended time frame. At a more senior level, we have now implemented the BEAR regime2, which sets out explicitly who is accountable for what, and made further changes to the weightings in our executive scorecards and deferral periods for incentive pay to ensure that our senior people are fully on the hook for delivering good customer and risk outcomes. We have also strengthened our approach to consequence management with a new Group-wide framework which sets out conduct expectations and the consequences of failing to meet those standards. The framework consolidates and builds on pre-existing consequence management policies, processes and practices. This includes reinforcing reward practices by providing guidance on 1. Stephen Sedgwick AO led independent Review of product sales commissions and product based payments in retail banking in Australia. Final Report was released in April 2017. 2. Banking Executive Accountability Regime.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 19 CASE STUDY HELPING CUSTOMERS Foiled email hack saves customer $32,000 While building their dream holiday home in the NSW Southern Highlands, Susan and Rick Cusumano were targets of a sophisticated hack involving their builder’s email account. Westpac’s proactive intervention saved the Cusumano’s from losing $32,000. For 33 years Westpac has supported Susan and Rick Cusumano with all their financial needs, including for their business, V&V Landscapers, which they run with their business partner, Sam. Founded in 1975 by Rick’s father and uncle, Victor and Vince, Westpac has backed the business from the outset. Susan, Rick and Sam took over the reins in 1987 with not much more than a shovel, truck and list of residential customers. Since then V&V Landscapers has grown by leaps and bounds and today employs 15 landscapers and supports a range of high-profile commercial clients. “Running a busy company, service is everything. It’s what we measure ourselves on and it’s what we expect from others”, says Susan. “It’s important that Westpac knows and understands us. Our relationship manager, Stella, is across all aspects of our finances – from our business arrangements to our personal insurances and I can pick up the phone anytime to talk to her. That means a lot”. Jason Ford and Susan Cusumano “I received an email from someone I thought was our builder, advising of an account change and an invoice for our next instalment of close to $32,000. I made a mental note and carried on with other tasks.” Over the next few days Susan received three reminder emails. “So I did what I was being asked to do and went online to update the account details and transfer the funds.” That’s when Westpac’s digital fraud team saw a red flag. “Helping to protect customers from fraud and hacks, in the way we did with Susan, is extremely satisfying. Unfortunately, cases don’t always go the way this one did, especially when customers are coaxed into transferring funds themselves. My message is that you really can’t be too careful.” “I was just so relieved that Westpac stepped in when they did,” says Susan. “It’s another dimension to the service, it’s a feeling that they’re really looking out for us. It is nice to know that Westpac is more than our bank, they’ve got our back,” says Susan. We’ve got your back Jason Ford is part of Westpac’s digital fraud operations team. Together with his colleagues, Jason helps protect customers from fraud and hacks, like the type Susan and Rick experienced. An anomaly with the account details for Susan’s builder was picked up by Westpac’s fraud detection system. The team was alerted and within minutes of making the payment, Susan was contacted and instructed to verify the request with her builder. As a precaution, the payment was halted and the funds reversed to Susan’s account. Susan phoned back later with the news that her builder hadn’t sent the emails. “In this job, I see the darker side of human nature,” says Jason. JASON’S TOP 5 TIPS ON SECURING YOUR DATA: 1. Double check payment details and verify before making new payments. 2. If you receive a call from a third party asking for personal information, challenge them and ask them to verify themselves first. 3. Never click on links in suspect emails. 4. Change account passwords regularly. 5. Lock your mail box. Building towards the dream Susan and Rick have put in the hard yards and in the near future plan to step back from the day-to-day running of the business and transition towards retirement. A small farm in the Southern Highlands is a big part of their retirement plan. Rick has taken care of the gardens and Susan is researching cattle breeds best suited to their land. However, while their new home was being built, the couple were victims of an email hack.

20 WESTPAC GROUP CEO’S LETTER impacts to individual incentive payments to make sure they properly and fairly reflect failures in customer or risk outcomes. We believe the changes we have made are now consistent with better practice on remuneration, although we will continue to watch and evolve our policies and practices over time. Underlying risks in financial planning As described earlier, failings in Financial Advice have been the most costly area of remediation this year across the industry, and for Westpac in particular. In 2013 the Federal Parliament’s Future of Financial Advice (‘FOFA’) legislation came into effect, which imposed a ‘best interests’ duty on financial advisers and mandated changes to the way advisers could be paid – essentially, shifting from a ‘product commission’ model to a ‘fee-for-service’ model. This represented a major change in the way the financial advice industry worked, and imposed significant new control and compliance requirements on advisers and firms that provide financial advice. What has become clear is that in implementing these changes, we did not embed strong enough controls and record-keeping around ensuring that customers who had signed up to an ongoing advice relationship in fact received that advice, and that those fees were stopped when the advice relationship ceased. We are now going back through all of these files to ensure that our planners’ records show that advice was provided, and, if not, that fees were stopped and where appropriate refunded. We provided $195 million in 2018 as an estimate of what this will ultimately cost in refunds and administration for our salaried financial planners. Further work is under way to determine the extent to which this is also an issue for our ‘aligned’ planners, who operate their own independent businesses, but under our licence. Through detailed reviews and compliance checking, we have also found further instances where planners provided inappropriate advice for individual customers. A significant remediation program is underway as part of an industry-wide initiative overseen by ASIC. The goal of this program is to identify and remediate any customer who has received poor advice from one of our financial planners. We have invested significantly in this program, with over 75 employees currently reviewing files of advisers that have been identified through our work. Looking ahead, we have introduced significant additional controls to minimise the possibility of customers receiving poor advice in the future. This includes additional training, increased oversight of planner activity, and more severe consequences – including participation in an industry-wide register for planners who contravene our policies. There has been significant reputational damage for the financial advice industry as a whole, including BT. It has also meant a significant uplift in compliance costs, including more than doubling support and compliance resources for financial advisers over recent years. This creates real challenges for the ongoing provision of affordable advice for the majority of consumers. It remains our view that large companies like Westpac are in fact best placed to provide advice to the mass market, given that we have the experience and resources to meet the required compliance practices (and to put things right when they occasionally go wrong). However we have to be pragmatic about this and are continuing to look at ways that we can provide access to affordable and unbiased advice to customers who require it. Investment in Compliance and Risk We know we have more to do to improve the way we manage non-financial risks, and this work is well underway. To address the issues that we’ve seen this year we have taken a number of steps, including substantially increased staffing levels in our ‘first line’ compliance and risk teams – who undertake a number of important steps to help us do the right thing for our customers, including checking the quality of work done by our front line teams, monitoring transactions for fraud or other suspicious activity such as money laundering – as well as in teams working on remediation across our various business units. In the short term this has come at a substantial cost to our financial results. We expensed over $1.1 billion on regulation and compliance this year – significantly more than what we wrote off in credit provisions. Nevertheless, we believe this is money well spent: The focus of this investment includes upgrades to technology to close control gaps, improve stability, and provide better detective control and reporting on fraud and financial crime; extra staffing to verify customer documentation; and new tools to automate data collection and storage. Over time this should dramatically reduce the incidence of control failures and the cost of manual intervention and remediation. Delivering our Service Revolution With all of the attention on improving risk controls and remediation, it would be easy to lose sight of the substantial progress we have made on our strategic agenda to build one of the world’s great service companies. While there has inevitably been some ‘crowding out’ of investment, overall we have maintained momentum on our response to a once-in-a-generation change in the banking industry. Our strategy reflects dramatic changes we are seeing in customer behaviour – through the adoption of digital channels – along with new capabilities in technology and data analysis. We believe that by recognising that banking is a service business, not a product business, we can harness these developments to create a strong and growing customer franchise while substantially reducing the cost to serve – thereby translating into a more profitable and sustainable business. The foundation of this strategy is delivering great service – which we define as a culture devoted to helping customers achieve what’s important to them. Included in this Review are stories of what great service and strong relationships mean for customers: such as sheep farmer, Greg Woodlock, who has expanded his business and secured his farm’s long-term viability with Westpac’s help; Bank of Melbourne relationship manager, Kerry Garner, who supported a customer through a time of grief and helped her take control of her financial position (page 22); and Link Group, a company that has expanded into global markets since it began in 2005, all the while supported by Suzy Collier from our Institutional Bank.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 21 Anna Thorpe and Greg Woodlock CASE STUDY HELPING CUSTOMERS “A few days before the water was set to be released I reached my budget, but the job was not complete and I risked missing water for the next 18 months. That’s when I got back on the phone to Anna.” Now’ team. ‘Connect Now’ operates like a business banking hub, bringing together a range of business banking skills and using technology to connect with customers remotely. Greg’s closest Westpac branch is over 400kms away, so the model works perfectly for him. “The sale was complicated, but Anna had been my banker for over two years and knew my business and financial position inside-out; she knew I could make it work. Without Westpac I could not have made Kaloola mine.” Owning the property was Greg’s first hurdle. He needed to secure the property’s future, and capitalise on the current wool industry boom; not easy in the middle of a drought. Helping through the drought Managing over 6,500 head of sheep near the drought-prone geographical centre of NSW, Greg Woodlock understands the ups and downs of running a farm. With Westpac’s help, he has expanded his business and secured its long-term viability, while realising long-held dreams for his property. Greg’s property, “Kaloola”, is the last frontier of sheep farming on NSW’s Upper Western District of NSW. The conditions, at the best of times, are challenging. And this drought has pushed things to the limit. Until earlier this year, Greg leased a part of the 16,500 acre property from a family who held it for generations. Having spent 25 years building up his flock and his business, he understands Kaloola and its potential. “From the minute I walked onto Kaloola, I knew I was home. It was my dream to own it and when the opportunity finally came this year, I picked up the phone and called Anna,” said Greg. Anna Thorpe is Greg’s banker. She is an Agribusiness specialist who works in Westpac Business Bank’s ‘Connect Help when it’s needed “I’d been in regular contact with Greg and knew he was working on the dam, but when he called on the Wednesday afternoon I could hear the urgency in his voice. Without the funds, the work couldn’t progress, and he’d miss the allocation,” said Anna. “In the depths of drought, this would be devastating. I knew we had to do all we could to make the funds available so the dam would be ready when the water would be flowing on Sunday.” Anna worked quickly to secure the necessary funds. “It was great to be able to call Greg back Friday afternoon to let him know he could finish the dam, knowing he had the funds to back him. He was happy, to say the least.” On Anna’s news, Greg and his contractors worked through the weekend to finish the dam. “We collected a good volume of water over 13 days. It’s the most water Kaloola has ever held and in this drought, it underpins the growth of my flock and my business.” “This is a further example of Westpac’s support. If it wasn’t for Anna and her dedication, I would be in a very different place, facing a different reality.” Greg named the dam “Anna’s aquarium”, as a sign of his gratitude. Water: nature’s liquid gold Water security is a major consideration for any Australian farmer, especially in central NSW. After working through the purchase of Kaloola, Greg set to work securing water. Kaloola’s water reserves were low which limited the useability of the land. Greg needed more water – and more storage capacity – to realise the property’s full potential. The next allocation of water from the Burrendong Dam was only weeks away, so he needed to act quickly. His plan was to expand the size of his existing dam three-fold. This meant commissioning major works and installing a new pump system. “A team of contractors got to work but I underestimated the scale of the effort – it took more time and money than I expected,” said Greg.

22 WESTPAC GROUP CEO’S LETTER Kerry Garner CASE STUDY  HELPING CUSTOMERS Helping in a Taking control Eva and Mike had a sizable home loan, which Eva couldn’t sustain with the job she worked two days a week. So she made the difficult decision to downsize. Kerry helped with the arrangements. She also helped Eva to buy a new car and connected her with insurance specialists. “I admire Eva, she is strong and resilient. The last two years have been incredibly hard, but she has worked her way through each new hurdle and taken control,” says Kerry. “Eva is in a completely different place today: she owns her lovely home out-right; has a manageable budget; and enough savings to enjoy a holiday each year.” Kerry is Eva’s main point of contact with Bank of Melbourne, making it straight-forward for Eva to make the arrangements she needs. While she was helping Eva consolidate her finances, Kerry was also supporting other customers in similar situations. “I don’t know that I will ever stop grieving for Mike, but I’m trying to make the most of life. I’m volunteering, spending time with my family and thinking about retirement,” says Eva. “What I need most is security. Kerry understands that and I can trust her to help me achieve it.” time of grief When Bank of Melbourne customer, Eva*, lost her husband two years ago, she was suddenly left with the sole responsibility of the family finances. With the support of her Relationship Manager, Kerry Garner, Eva has taken control of her financial position and is rebuilding her life. Eva met Mike when she was 17 and knew he was the one. The couple married, had three children and created a beautiful life and home in Geelong (an hour south west of Melbourne). Their lives were full and Eva looked after the home, while Mike took care of the financial arrangements. When Mike fell ill in 2016 and passed away suddenly, Eva’s life changed drastically. “I was in complete shock and in the depths of my grief, I had to get to grips with my financial situation,” says Eva. “While Mike was ill, Kerry helped to secure the funds needed to cover medical costs. Soon after he passed away, I was distressed about my finances and was floundering. I walked into the branch and sat with Kerry, she gave me a hug – it was all I needed at that moment. Then we worked out a plan.” * To protect privacy, customer names have been changed in this story.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 23 Innovations in digital have contributed to a lift in digital sales and allowed us to streamline the network Sujatha Natarajan We measure great service through growth in our customer base across our brands, along with various measures of customer satisfaction and engagement – most notably, the net promoter score (NPS). This year we grew customers numbers by around 250,000, or 2%, which saw total Australian banking customer numbers surpass 11 million for the first time. We also saw substantial improvements across our business on NPS3, relative to our peers. In business, we finished the year #1 on NPS for Commercial, SME, and Micro-business segments. In Consumer, our relative Group ranking increased to #2 on NPS among the major banks. We believe these outcomes reflect improvements in both the quality of our training and the extent of customer contact by our bankers, as well as improved stability in our systems – a critical success factor given the increased reliance by customers on mobile and digital banking. We still have more work to do, however: absolute NPS scores actually fell across the sector in consumer this year, which we think reflects the string of negative news on the sector. Across the company we continue to set high standards for our people on service delivery for example, every staff member is encouraged to participate in a ‘service huddle’ at least weekly, where we share good and bad stories on service delivery and reinforce the behaviours needed to build superior service. The second element of our service revolution program is the development of our digital channels and the renewal of our technology platforms. This year we switched on the core of our new technology infrastructure, the Customer Service Hub. It re-orients our systems around the customer and will make it much easier to provide the level of integrated service that customers expect. The system is still in pilot but we expect to complete the roll-out for mortgages across our brands in 2019. We’ve also introduced a range of new digital solutions for customers that make their banking easier. This includes simple things like being able to deposit a cheque with a mobile phone or check a balance and make a payment just by asking Siri. For businesses, we are gradually turning off paper-based systems through the use of digital documents, and reengineering how we originate loans to simplify and speed up the process for customers. These innovations have contributed to a lift in digital sales and allowed us to streamline our network. The third, critical aspect of our transformation is around our people and culture. While our people are overwhelmingly focused on doing the right thing for customers, we have sought to weed out systems and processes that may have encouraged poor behaviours. At the same time, we are supporting our people to prepare for the changing nature of work with increased training resources, more flexible work arrangements and a drive to further build the diversity and capability of our workforce. Sujatha Natarajan’s story reflects the types of opportunities open to employees to help them develop and move into new roles. During the year we completed the roll-out of a new performance management framework called “Motivate”. The framework starts with an employee’s behaviours, and focuses each staff member on individual quarterly goals and development objectives. We’ve also CASE STUDY SUPPORTING EMPLOYEES Designing for the digital future Sujatha Natarajan joined Westpac eight years ago as a Technology Graduate. Today she is a Senior Product Development Manager working on the largest transformation project in Westpac history – building our new Customer Service Hub. “What’s exciting is that we’re completely transforming the home buying experience for customers and bankers,” says Sujatha. Sujatha works in a team of developers, designers, testers and architects. Having completed her degree in Business Information Technology, she started her career as a business analyst. “One of the great things about working here is the variety of people and projects you are exposed to and the opportunity to grow both personally and professionally.” Sujatha has recently undertaken the Making My Mark development program for female leaders and is now part of the Westpac Youth Network’s Future Me program. She has also completed a six-week Jawun professional development secondment working with the NPY Women’s Council in Alice Springs. What’s next? “I love working in the digital space and there’s so much opportunity to keep challenging ourselves on how we can use new technologies to create great experiences for customers.” 3. Net Promoter Score measures the net likelihood of recommendation to others of the customer’s main financial institution. Net Promoter ScoreSM is a trademark of Bain & Co Inc., Satmetrix Systems, Inc., and Mr Frederick Reichheld. Using a scale of 0 to 10 (0 means ‘extremely unlikely’ and 10 means ‘extremely likely’), the 0-6 raters (detractors) are deducted from the 9-10 raters (promoters).

24 WESTPAC GROUP CEO’S LETTER John McMurtrie, Suzy Collier and John Hawkins CASE STUDY LONG-TERM CUSTOMER RELATIONSHIPS is delighted that Link manages its share register. Suzy is Link’s main relationship manager and while she has held a range of roles across the Institutional Bank and is now Head of Corporate Banking NSW, she has remained Link’s contact-point. “Link has changed dramatically over the last 13 years and Westpac, through Suzy, has supported our growth,” says John Hawkins. “She has been a constant, and her understanding of our business is deep. She pre-empts our questions, is always available and connects us to the right parts of Westpac. In fact, our reciprocal relationship means we have a strong understanding of each other’s businesses and can escalate and resolve any issue quickly.” One example of Suzy’s support was during Link’s expansion into Europe in 2017. Suzy organised a team to go to London to carry out due diligence. It helped Westpac understand the market conditions; how the new business would fit within the existing company; and its future plan. It also meant that financing could be more tailored. “Link’s story is really inspiring and I have been proud of the role Westpac has played in helping it to realise its vision,” says Suzy. “Of course, behind me is a great team at Westpac. Without it I would not have been able to attend to Link’s needs and manage their exciting expansion into new markets. Ultimately the future of our businesses rely on technology, in this regard we can innovate together to provide the best service. Supporting future development is truly exciting.” Supporting growth Since 2005, the Link Group (Link) has developed from a small Australian share registry provider to a global player in the administration of registries, superannuation and corporate markets. Westpac, and institutional banker Suzy Collier, have supported Link’s growth from the start. Link first began as an Australian-based share registry with 360 employees. Led by CEO, John McMurtrie, and CFO, John Hawkins, the business now employs over 7,500 people across Australia, New Zealand, Europe, and Asia, and generates over $1.2bn in annual revenue. “We set a well-defined vision and strategy when we started in 2005, so we’ve always had a clear map by which to navigate the company,” says John McMurtrie. “Like banking, our business hinges on trust – our clients rely on us to manage and protect their customer and member data. We’re a relationship business and know what good service looks like – that’s why we’ve held on to Suzy for as long as we have.” Link and Westpac partner together to support Australia’s superannuation transactions. Additionally, Westpac provides a range of syndicated term debt, working capital and corporate treasury solutions. A broader relationship has grown over the years and Westpac

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 25 2019 priorities: 1. 2. Deal with outstanding issues Maintain momentum in the customer franchise Structural cost reduction 3. sought to help our people manage unclear or complex decisions with all employees involved in “Navigate” workshops. These sessions have sought to bring together our vision, values, code of conduct and service promise to help our people understand the behaviours expected of them. This is on top of the changes to remuneration structures to focus on sales, which I mentioned earlier. Together, these initiatives are creating an environment where the best people can prosper and grow – a critical aspect to attracting and retaining a talented and motivated workforce in an increasingly competitive market for talent. We are fortunate that we start from a position of strength. Westpac already has an engaged and high quality workforce. We can see that in our employee engagement scores, our leadership position in diversity and the way we support the communities in which we operate. 1. Deal with outstanding issues: The current environment has created significant uncertainty for investors and our goal in 2019 is to put as many of the outstanding issues behind us as possible. We still have more analysis to do in areas such as financial advice, but we feel we are well progressed on the known issues. There are however a number of reviews and inquiries outstanding (e.g., matters arising from the Royal Commission) and their findings, along with how the Government and regulators will respond, remain uncertain. Nevertheless we will continue to work constructively to implement any change while seeking to ensure that the strength of our financial system and support for the broader economy are not compromised. 2. Maintain momentum in the customer franchise: The ultimate source of sustainable revenue (and value) for Westpac is the size and quality of our customer franchise. So it’s important we continue building our service proposition, growing customer numbers, deepening relationships, and improving retention. Across our bank we now have 27 separate business unit leaders, each of whom is supported by cross functional teams of marketers, designers, technologists, and re-engineering experts (among others). Together they are improving processes and innovating in ways that give our customers more reasons to join our brands and consolidate their financial services needs with us – for reasons that aren’t just about price. 3. Structural cost reduction: Given the lower outlook for revenue growth we need to work even harder on our cost base to maintain returns for shareholders. We are already one of the more efficient banks in the world, which means there aren’t enough “quick wins” to meet our cost objectives. Rather we need to focus on structural cost reduction by automating tasks, reengineering activities and streamlining our products – but this also requires investment. Over recent years, our approach has delivered productivity savings of around $250-$300 million per annum. In 2019 we aim to lift that over $400 million – almost one third higher than in 2018. Many of the required initiatives are already underway, as we digitise processes and reduce bureaucracy, but it remains a stretching target that will require discipline across the company. In conclusion, I would like to once again thank our investors for your continued support this year. While it is no doubt a difficult time to be investing in banks, shareholders should be confident that our balance sheet has never been stronger, we have an excellent customer franchise, and what I believe to be the strongest management team in the sector. As a result we continue to believe that Westpac will continue to deliver good value and returns for shareholders. Yours sincerely, Priorities for 2019 We believe our service-led strategy remains the right one for the times. The combination of building a great service culture, simplifying our business, and using digital technology to deliver innovative services at a significantly lower cost will be an increasing differentiator for Westpac. We therefore intend to maintain our level of investment at around $1.4 billion per year for the next few years, which should see us largely complete the upgrades to our systems (although a level of ongoing investment will always be required). However we are conscious of the current environment and the need to continue to deliver an acceptable level of profitability. Considering all the above, we have set three main priorities for 2019: BRIAN HARTZER Chief Executive Officer The Westpac Group

26 WESTPAC GROUP SUSTAINABILITY LEADERSHIP Building a Sustainable Future The issues that matter We undertake regular assessments and consultation to understand the issues most material to our stakeholders now and into the future. We consider the evolving external environment, emerging global trends and our contribution to achieving the UN Sustainable Development Goals (SDGs). We report on these material topics within the following six themes: SERVICE LEADERSHIP GOVERNANCE, CONDUCT & TRUST DIGITAL INNOVATION providing opportunities to build skills for the future and creating an inclusive workplace that supports the wellbeing of our people, we can create a sustainable, future-ready workforce that reflects the broader community which we serve. FUTURE POSITIVE SOCIETAL IMPACT VALUE CHAIN RISK We believe awareness of sustainability risks is rapidly growing and influencing the decisions of who shareholders invest in, who customers bank with, and who organisations work or partner with. Issues such as climate change and human rights are increasingly recognised as potentially material to business value. Managing sustainability risk is fundamental to helping drive long-term sustained performance. Now is a time of great change, with new technologies and climate change having wide implications on economies, housing, business models, energy sources and jobs. For some people this presents tremendous opportunity, for others it is a source of anxiety – for themselves, for their family, and for future generations. As one of Australia’s largest companies, we believe we have a strong role to play in helping to create positive social, economic and environmental impact for the benefit of all. The way organisations will operate is changing. By building a culture of lifelong learning, WORKFORCE OF THE Across nearly every industry, traditional business models are being challenged and reimagined by innovations in technology. This is transforming the way customers engage with brands and consume goods and services. Digital advances enable us to modernise infrastructure and create new and innovative service experiences for our customers. Trust, security and privacy are key in the digital world. Banks play an important role in society and the economy. The Royal Commission has been a valuable and rigorous process, and the interim report has raised a number of important issues. With service at the heart of our strategy, we remain focused on taking action to improve customer outcomes. As the public dialogue on the future of banking and financial services in Australia continues, we are committed to working with government, regulators, industry and community groups in an open and transparent way. The way banking services are consumed and delivered continues to evolve, reflecting changing customer expectations, increased regulation and competition and the fast pace of technological change. We believe a service-led strategy, underpinned by digital transformation, that invests in the future while fixing areas where we need to do better, will create long-term sustainable value for customers, communities and our employees. In the process, we deliver improved value for shareholders.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 27 It’s about all of us. Introducing our 2020 Sustainability Strategy Our Shared Future We believe we can create sustainable, long-term value for customers, communities and the nation by: CULTURE FUNDAMENTALS AT THE HEART OF OUR STRATEGY IS OUR COMMITMENT TO DO THE RIGHT THING BY THE CUSTOMERS AND COMMUNITIES WE SERVE, HELPING THEM THROUGH MOMENTS OF CHANGE, AND BUILDING A CULTURE THAT’S CARING, INCLUSIVE AND INNOVATIVE In November 2017, we introduced our 2018-2020 Sustainability Strategy, which outlines our approach to building a sustainable future by taking action in the areas where we can make the most meaningful economic, social and environmental impact. To guide action towards our strategy we have governance frameworks and a series of position statements, policies and action plans. We are committed to regular, transparent reporting to enable stakeholders to compare our relative performance over time. Our full 2020 Sustainability Strategy including goals and measures is available at www.westpac.com.au/sustainability. HELPING PEOPLE CREATE A PROSPEROUS NATION HELPING PEOPLE BY BEING THERE WHEN IT MATTERS MOST TO THEM HELPING PEOPLE MAKE BETTER FINANCIAL DECISIONS

28

WESTPAC GROUP

SUSTAINABILITY LEADERSHIP

First year highlights of our 2018-2020 Sustainability Strategy include:

HELPING PEOPLE MAKE BETTER FINANCIAL DECISIONS

- Continued to offer a range of products and services to help customers pay down their debts more easily and **support their savings goals**.
- **Promoted financial capability** for different customer segments, including **2.5 million Australians** via *Starts at 60*.
- Delivered **financial literacy programs** through Davidson Institute in Australia and the Managing Your Money program in New Zealand.

ALIGNMENT TO THE SUSTAINABLE DEVELOPMENT GOALS

4 Quality Education; 8 Decent Work and Economic Growth; 10 Reduced Inequalities; 17 Partnerships for the Goals

HELPING PEOPLE BY BEING THERE WHEN IT MATTERS MOST TO THEM

- Announced a **$100 million Drought Assistance Package**.
- Donated **$100,000** to the Salvation Army Rural Support Services Program and a further **$100,000** in Community Recovery Resilience grants.
- Established processes to **assist customers** in vulnerable situations earlier in the complaints process for escalation to a high priority resolution team.
- Announced ***Loss of a loved one*** tools and resources to help customers and their family managing a deceased estate.
- Introduced the option for credit cardholders to block transactions from gambling merchants to support customers vulnerable to a **gambling problem**.
- Expanded **dementia-friendly banking** to BankSA and Bank of Melbourne.

ALIGNMENT TO THE SUSTAINABLE DEVELOPMENT GOALS

8 Decent Work and Economic Growth; 10 Reduced Inequalities; 17 Partnerships for the Goals

HELPING PEOPLE CREATE A PROSPEROUS NATION

- Welcomed the next **100 Westpac Scholars**, bringing the cohort to 330.
- **Westpac Foundation Social Scale-up Grants** supported social enterprises to create 513 jobs[1] for vulnerable Australians.
- Awarded **Westpac Foundation Community Grants** to support 200 not-for-profits.
- **275 businesses supported** through our Many Rivers partnership.
- Announced **200 Businesses of Tomorrow**.
- Supported eight early-stage companies through the **FUELD accelerator program**.
- Published our **Science, Technology, Engineering and Mathematics (STEM) Commitment** centred on talent incubation, championing change and fostering innovation.

ALIGNMENT TO THE SUSTAINABLE DEVELOPMENT GOALS

4 Quality Education; 8 Decent Work and Economic Growth; 9 Industry, Innovation and Infrastructure; 10 Reduced Inequalities; 11 Sustainable Cities and Communities; 12 Responsible Consumption and Production; 13 Climate Action; 17 Partnerships for the Goals

1. All results as at 30 September 2018 except 'jobs created following Westpac Foundation Social Scale-up Grant support', which is as at 30 June 2018. Refer to www.westpac.com.au/sustainability for glossary of terms and metrics definitions.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 29

A CULTURE OF DOING THE RIGHT THING

- Held Navigate employee training to reinforce **Our Compass**, a framework that brings together **our vision, service promise, values and code of conduct**.
- Maintained **50% Women in Leadership** roles.
- **Indigenous Australian** new hires as a percentage of total hiring in Australia was 4.3%.
- *Tailored Talent* program developed to remove some of the traditional barriers to work for people on the **autism spectrum**.
- One of six employers to attain the highest **Platinum status** in the Australian Workplace Equality Index for **LGBTI inclusion**.
- Established a new **Customer and Corporate Relations Division**, bringing together customer complaints teams from across the Group.

ALIGNMENT TO THE SUSTAINABLE DEVELOPMENT GOALS



THE FUNDAMENTALS – SUSTAINABILITY POLICIES, ACTION PLANS AND FRAMEWORKS

- Strengthened management of **climate change risk** including new scenario analysis.
- Released BT Financial Group's **Sustainable Investment Approach** and signed the **UNEP FI's Tobacco-Free Finance Pledge**.
- Continued to increase awareness to ensure employees are familiar with our **Speaking Up Policy**.
- Determined Westpac's salient[2] **human rights issues** and supported the introduction of comparable Australian legislation to the **UK Modern Slavery Act.**
- Continued to **invest in cybersecurity capability** to protect customer information and commercial data.
- $17.7 million sourced from **diverse suppliers**.
- Contributed over $131 million to **community investment**.

ALIGNMENT TO THE SUSTAINABLE DEVELOPMENT GOALS



2. UN term for Human rights 'at risk of the most severe negative impact through a company's activities and business relationships'.

Largest financier to greenfield renewable energy projects in Australia[1]

CLIMATE CHANGE SOLUTIONS

$9.1bn

committed to climate solutions against our 2020 target of $10 billion

1. Source: IJGlobal, by new financing commitments in FY18

Taking action on the issues that matter most to create long-term sustainable value for customers, communities and our people.

30 WESTPAC GROUP

SUSTAINABILITY LEADERSHIP

For detailed information refer to the Climate Change section in the **2018 Sustainability Performance Report**

Spotlight on climate change

As the first Australian bank to recognise the importance of limiting global warming to less than two degrees, we can play an important role in helping customers and communities manage the transition to a low carbon economy.



Westpac Institutional Bank's Chief Executive, Lyn Cobley and Director of Infrastructure & Utilities, Greg Pauli join the Palisade Investment Partners team at the Ross River Solar Farm in Townsville, Queensland as the first solar panels were installed. The project is transforming a former 202-hectare mango plantation to create the largest single-stage solar farm in Australia.

Delivering against our Climate Change 2020 Action Plan

A decade since we first set out our climate change agenda, we've made substantial progress against the targets set out in our 2020 Climate Change Action Plan.

KEY HIGHLIGHTS:

Promoted disaster resilience for Australian communities through the Australian Business Roundtable for Disaster Resilience & Safer Communities and National Resilience Taskforce

Renewables grew to over 70% of lending to the electricity generation sector

$9.1bn committed to climate change solutions › **$10bn** by 2020

9% by 2020

On track to meet our operational **emission reduction targets** of 9% by 2020 and 34% by 2030

Aligned our climate disclosures with the recommendations of the **Task Force on Climate-related Financial Disclosures** (TCFD)

SHARE OF RENEWABLES IN OUR LENDING TO ELECTRICITY GENERATION CONTINUES TO INCREASE IN AUSTRALIA AND NEW ZEALAND (%)


Renewable
Non-renewable
80
70
60
50
40
30
20
2011
2012
2013
2014
2015
2016
2017
2018

During the year we examined the effects of different climate change scenarios on our customers, communities and business.

key findings for Australia

Some sectors will face **poorer growth prospects** as the economy moves to a low carbon setting

Strong growth in climate solutions **supporting our 2030 lending target** of **$25bn**

Failure to limit global warming and invest in resilience measures for communities may lead to **increased physical risks like flooding, bushfire and drought** for households

A broad market-based price on carbon is the most effective, affordable, flexible and equitable means of **achieving emissions reductions at the least cost across the economy**

These findings will help support key elements of our Climate Change Position Statement and 2020 Action Plan.

key findings for New Zealand

The economy can decarbonise towards a 2°C target **while achieving economic growth**

An early and smooth transition would create NZ$30bn more GDP through to 2050 than delayed action on climate change

Renewable electricity sectors are likely to prosper while sectors like transport, forestry, agriculture and tourism may be impacted by physical risks if climate change is unchecked

Agriculture faces challenges in a 2°C aligned economy but would benefit from early, phased introduction to an emissions trading system

These findings will help inform our approach to managing the impacts of climate change in New Zealand.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 31

For detailed information refer to the Human Rights section in the **2018 Sustainability Performance Report**

Spotlight on human rights

Respecting and advancing human rights helps us to achieve our vision to help our customers, communities and people to prosper and grow.

Delivering against our Human Rights 2020 Action Plan

KEY HIGHLIGHTS:

AS AN EMPLOYER

First Australian business to sign the **United Nations LGBTI Standards of Conduct** (2017) setting out commitments to protect the rights of LGBTI individuals

AS A CUSTOMER SERVICE PROVIDER

Providing a **dementia-friendly banking experience** for our St.George, BankSA and Bank of Melbourne customers

AS A BUYER

Assessing 100% of our top suppliers on environmental, social and governance risks, including human rights

AS A FINANCIAL SERVICES PROVIDER

In our Institutional Bank, assessed **transactions/banking relationships against human rights risks** such as labour standards, workplace health and safety, fair wages, forced, bonded or compulsory labour, Indigenous people's rights and community rights

AS A SUPPORTER OF COMMUNITIES

Westpac Foundation Social Scale-up grants supported ten social enterprises to **create 513 jobs** for vulnerable Australians

Our salient human rights issues

We continued to refine our approach to report and assess our salient human rights issues[1] in 2018. Stakeholder consultations, with the assistance of third-party experts, and our Group Stakeholder Advisory Council, identified the following salient issues:

Our salient human issues	Stakeholders at risk of being impacted	Potential impacts
Respecting people's privacy	Retail and business customers, employees, contractors, suppliers	Abuse, loss and breach of personal data and privacy
Customer vulnerability	Customers and wider customer value chain	Economic and social disadvantage of customers
Exclusion and discrimination in employment	Current and prospective employees and contractors	Inability to participate fully and equally in employment opportunities
Unfair wages and conditions for workers in the value chain	Suppliers, third-party service providers, corporate, institutional and government customers	Impact on people's health and safety, prosperity, security and standard of living

1. UN language for Human Rights 'at risk of most severe negative impact through a company's activities and business relationships'.

32 WESTPAC GROUP CORPORATE GOVERNANCE BOARD OF DIRECTORS at 7 November 2018 1 LINDSAY MAXSTED DipBus (Gordon), FCA, FAICD Director since March 2008 and Chairman since December 2011. Chairman of the Board Nominations Committee. Member of each of the Board Audit and Board Risk & Compliance Committees. Lindsay was formerly a partner at KPMG and was the CEO of that firm from 2001 to 2007. His principal area of practice prior to his becoming CEO was in the corporate recovery field managing a number of Australia’s largest insolvency/workout/ turnaround engagements including Linter Textiles (companies associated with Abraham Goldberg), Bell Publishing Group, Bond Brewing, McEwans Hardware and Brashs. He is also a former Director and Chairman of the Victorian Public Transport Corporation. Current directorships: Transurban Group (Chairman), BHP Billiton Limited, BHP Billiton plc, The Baker Heart and Diabetes Institute and Align Capital Pty Ltd (Managing Director). 2 BRIAN HARTZER BA, CFA Managing Director & Chief Executive Officer since February 2015. Member of the Board Technology Committee. Brian was appointed Managing Director & Chief Executive Officer in February 2015. Brian joined Westpac as Chief Executive, Australian Financial Services in June 2012 encompassing Westpac Retail & Business Banking, St.George Banking Group and BT Financial Group. Prior to joining Westpac, Brian spent three years in the UK as CEO for Retail, Wealth and Ulster Bank at the Royal Bank of Scotland Group. Prior to that, he spent 10 years with Australia and New Zealand Banking Group Limited (ANZ) in Australia in a variety of roles, including his final role as CEO, Australia and Global Segment Lead for Retail and Wealth. Before joining ANZ, Brian spent 10 years as a financial services consultant in New York, San Francisco and Melbourne. Current directorships: The Australian National University Business and Industry Advisory Board (Chairman), and the Financial Markets Foundation for Children and Australian Banking Association Incorporated. 3 NERIDA CAESAR BCom, MBA, GAICD Director since September 2017. Member of each of the Board Risk & Compliance and Board Technology Committees. Nerida has 32 years of broad-ranging commercial and business management experience. Most recently, Nerida was Group Managing Director and Chief Executive Officer, Australia and New Zealand, of Equifax (formerly Veda Group Limited) from February 2011. She is also a former director of Genome.One Pty Ltd and Stone and Chalk Limited. Prior to joining Veda, Nerida was formerly Group Managing Director, Telstra Enterprise and Government. She also worked as Group Managing Director, Telstra Wholesale, and prior to that held the position of Executive Director National Sales. Prior to joining Telstra, Nerida held several senior management and sales positions with IBM within Australia and internationally over a 20 year period, including as Vice President of IBM’s Intel Server Division for the Asia Pacific region. Other interests: Member of the Advisory Board of IXUP Limited and the Federal Government’s FinTech Advisory Group. Advisor to Equifax Australia and New Zealand. 4 EWEN CROUCH AM BEc (Hons.), LLB, FAICD Director since February 2013. Chairman of the Board Risk & Compliance Committee. Member of each of the Board Nominations and Board Remuneration Committees. Ewen was a Partner at Allens from 1988 to 2013, where he was one of Australia’s most accomplished mergers and acquisitions lawyers. He served as a member of the firm’s board for 11 years, including four years as Chairman of Partners. His other roles at Allens included Co-Head Mergers and Acquisitions and Equity Capital Markets, Executive Partner, Asian offices and Deputy Managing Partner. He is now a Consultant to Allens. Ewen served as a director of Mission Australia from 1995 and as Chairman from 2009, before retiring in November 2016. From 2010 to 2015, Ewen was a member of the Takeovers Panel. In 2013, Ewen was awarded an Order of Australia in recognition of his significant service to the law as a contributor to legal professional organisations and to the community. Current directorships: BlueScope Steel Limited, Sydney Symphony Orchestra Holdings Pty Limited and Jawun. Other interests: Member of the Commonwealth Remuneration Tribunal, Law Committee of the Australian Institute of Company Directors, Corporations Committee of the Law Council of Australia and ASIC’s Director Advisory Panel. 5 ALISON DEANS BA, MBA, GAICD Director since April 2014. Chairman of the Board Technology Committee. Member of each of the Board Nominations, Board Remuneration and Board Risk & Compliance Committees. Alison has more than 20 years’ experience in senior executive roles focused on building digital businesses and digital transformation across e-commerce, media and financial services. During this time, Alison served as the CEO of eCorp Limited, CEO of Hoyts Cinemas, CEO of netus Pty Ltd and CEO of eBay, Australia and New Zealand. Alison was an Independent Director of Social Ventures Australia from September 2007 to April 2013 and a director of each of kikki.K Holdings Pty Ltd from October 2014 to June 2018 and Insurance Australia Group from February 2013 to October 2017. Current directorships: Cochlear Limited and SCEGGS Darlinghurst Limited. Other interests: Senior Advisor, McKinsey & Company and Investment Committee member of the CSIRO Innovation Fund (Main Sequence Ventures). 1 2 3 4 5 6 8 9 10 7

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 33 6 CRAIG DUNN BCom, FCA Director since June 2015. Chairman of the Board Remuneration Committee. Member of each of the Board Nominations and Board Risk & Compliance Committees. Craig has more than 20 years’ experience in financial services, including as CEO of AMP Limited from 2008 to 2013. Craig was previously a director of Financial Literacy Australia Limited, a Board member of each of the Australian Japanese Business Cooperation Committee and the New South Wales Government’s Financial Services Knowledge Hub, and former Chairman of the Investment and Financial Services Association (now the Financial Services Council). He was also a member of the Financial Services Advisory Committee, the Australian Financial Centre Forum, the Consumer and Financial Literacy Taskforce and a Panel member of the Australian Government’s Financial System Inquiry. Current directorships: Telstra Corporation Limited, Chairman of The Australian Ballet and Chairman of Stone and Chalk Limited (retires 27 November 2018). Other interests: Chairman of the International Standards Technical Committee on Blockchain and Distributed Ledger Technologies (ISO/TC 307) and Co-Chair of the Australian Government’s Fintech Advisory Group. Member of the ASIC External Advisory Panel, and the New South Wales Government’s Quantum Computing Fund Advisory Panel. Board member of Jobs for New South Wales and Consultant to King & Wood Mallesons. 7 ANITA FUNG BSocSc, MAppFin Director since October 2018. Member of the Board Risk & Compliance Committee. Member of Westpac’s Asia Advisory Board since October 2018. Anita’s career in the banking industry spans over 30 years, including 19 years at HSBC. During her time at HSBC, Anita held a number of senior management roles including Group General Manager, HSBC Group and most recently as Chief Executive Officer, Hong Kong from 2011 to 2015. Prior to joining HSBC, Anita held various positions at Standard Chartered Bank in its Treasury and Capital markets business. Current directorships: Hong Kong Exchanges and Clearing Limited, China Construction Bank Corporation, Hang Lung Properties Limited and Board member of the Airport Authority Hong Kong. Other interests: Member of the Hong Kong Museum Advisory Committee. He was also previously a Director of BHP (NZ) Steel Limited, ING Australia Limited, Esanda Finance Corporation, Visa Inc, MG Responsible Entity Limited (the responsible entity for ASX listed MG Unit Trust) and Clayton Utz. Current directorships: Mirvac Group, Liberty Financial Pty Ltd and Crestone Holdings Limited. 9 PETER MARRIOTT BEc (Hons.), FCA Director since June 2013. Chairman of the Board Audit Committee. Member of each of the Board Nominations, Board Risk & Compliance and Board Technology Committees. Peter has over 30 years’ experience in senior management roles in the finance industry encompassing international banking, finance and auditing. Peter joined Australia and New Zealand Banking Group Limited (ANZ) in 1993 and held the role of Chief Financial Officer from July 1997 to May 2012. Prior to his career at ANZ, Peter was a banking and finance, audit and consulting partner at KPMG Peat Marwick. Peter was formerly a Director of ANZ National Bank Limited in New Zealand and various ANZ subsidiaries. Current directorships: ASX Limited, ASX Clearing Corporation Limited, ASX Settlement Corporation Limited and Austraclear Limited. Other interests: Member of the Review Panel & Policy Council of the Banking & Finance Oath. 10 PETER NASH BCom, FCA, F Fin Director since March 2018. Member of each of the Board Audit and Board Risk & Compliance Committees. Peter was formerly a Senior Partner with KPMG until September 2017, having been admitted to the partnership of KPMG Australia in 1993. He most recently served as the National Chairman of KPMG Australia from 2011 until August 2017, where he was responsible for the overall governance and strategic positioning of KPMG in Australia. In this role, Peter also served as a member of KPMG’s Global and Regional Boards. Peter has experience in providing advice on a range of topics including business strategy, risk management, internal controls, business processes and regulatory change. He has also provided both financial and commercial advice to many Government businesses at both a Federal and State level. Peter is a former member of the Business Council of Australia and its Economic and Regulatory Committee. Current directorships: Johns Lyng Group Limited (Chairman), Reconciliation Australia Limited and Golf Victoria Limited. Other interests: Board member of the Koorie Heritage Trust and Migration Council Australia. Member of the University of Melbourne Centre for Contemporary Chinese Studies Advisory Board. Board composition INDEPENDENCE 9 INDEPENDENT 1 CEO GENDER 7 MALE 3 FEMALE YEARS 3 5 2 See Westpac’s Corporate Governance Statement for more information on the Board’s composition, including its mix of skills and experience. The Corporate Governance Statement also sets out the Board’s role in governing Westpac as well as its responsibilities and accountabilities. 8 PETER HAWKINS BCA (Hons.), SF Fin, ACA (NZ), FAICD Director since December 2008. Member of each of the Board Audit, Board Risk & Compliance and Board Technology Committees. Member of the Bank of Melbourne Advisory Board since November 2010 Peter’s career in the banking and financial services industry spans over 40 years in Australia and overseas at both the highest levels of management and directorship of major organisations. Peter has held various senior management and directorship positions with Australia and New Zealand Banking Group Limited from 1971 to 2005. 6-9 3-6 0-3

34 WESTPAC GROUP CORPORATE GOVERNANCE EXECUTIVE TEAM at 30 September 2018 1 BRIAN HARTZER BA, CFA Managing Director & Chief Executive Officer Brian was appointed Managing Director & Chief Executive Officer in February 2015. Brian joined Westpac as Chief Executive, Australian Financial Services in June 2012 encompassing Westpac Retail & Business Banking, St.George Banking Group and BT Financial Group. Brian is a Director of the Australian Banking Association and was the Chairman until December 2015. Prior to joining Westpac, Brian spent three years in the UK as CEO for Retail, Wealth and Ulster Bank at the Royal Bank of Scotland Group. Prior to that, he spent 10 years with Australia and New Zealand Banking Group Limited (ANZ) in Australia in a variety of roles, including his final role as CEO, Australia and Global Segment Lead for Retail and Wealth. Before joining ANZ, Brian spent 10 years as a financial services consultant in New York, San Francisco and Melbourne. Brian graduated from Princeton University with a degree in European History and is a Chartered Financial Analyst. 3 BRAD COOPER DipBM, MBA Chief Executive Officer, BT Financial Group Brad was appointed Chief Executive Officer, BT Financial Group in February 2010. Brad initially joined Westpac in April 2007 as Chief Executive, Westpac New Zealand Limited and after successfully leading a change program in that market, moved to the role of Group Chief Transformation Officer, leading the Westpac Group’s St.George merger implementation. Prior to joining Westpac, Brad was Chairman of GE Capital Bank and CEO of GE Consumer Finance UK & Ireland. He drove GE’s UK Six Sigma program and was certified as a Quality Leader (Black Belt) in December 2002. He was promoted to CEO of GE Consumer Finance UK in January 2003 and appointed Chairman of GE Capital Bank in April 2004. 1 2 3 4 4 DAVE CURRAN BCom Chief Information Officer Dave was appointed Chief Information Officer in September 2014. Dave has almost 30 years of experience with proven expertise in IT and financial services and the implementation of large, complex projects. Since 2015, Dave has been on the Board of the Westpac Bicentennial Foundation, a $100 million scholarship fund with exclusive focus on Australian education and leadership. Before joining Westpac, Dave spent 10 years in senior roles at the Commonwealth Bank of Australia (CBA). Before joining CBA, he spent sixteen years at Accenture, where he was a partner, primarily consulting on financial services. 2 LYN COBLEY BEc, SF FIN, GAICD Chief Executive, Westpac Institutional Bank Lyn was appointed Chief Executive, Westpac Institutional Bank in September 2015. She has responsibility for Westpac’s global relationships with corporate, institutional and government clients as well as all products across financial and capital markets, transactional banking, structured finance and working capital payments. In addition, Lyn is responsible for Westpac’s International and Pacific Island businesses. Lyn has over 25 years’ experience in financial services. Prior to joining Westpac, Lyn held a variety of senior positions at the Commonwealth Bank of Australia including serving as Group Treasurer from 2007 to 2013 and most recently as Executive General Manager, Retail Products & Third Party Banking. She also held senior roles at Barclays Capital in Australia and Citibank in Australia and Asia Pacific, and was CEO of Trading Room (a joint venture between Macquarie Bank and Fairfax). Lyn is a Board member of the Australian Financial Markets Association (AFMA), the Banking & Finance Oath and the Westpac Foundation. She is Chairman of Westpac’s Asia Advisory Board and is also a member of Chief Executive Women. Lyn has a Bachelor of Economics from Macquarie University, is a Senior Fellow of the Financial Services Institute of Australia and is a graduate of the Australian Institute of Company Directors. 5 6 7 8 5 GEORGE FRAZIS B Eng (Hons.), MBA (AGSM/Wharton) Chief Executive, Consumer Bank George was appointed Chief Executive, Consumer Bank in June 2015, responsible for managing the end-to-end relationship with consumer customers. This includes all consumer distribution, digital, marketing, transformation and banking products and services under the Westpac, St.George, BankSA, Bank of Melbourne and RAMS brands. Prior to this appointment, he was CEO, St.George Banking Group. George joined the Westpac Group in March 2009 as Chief Executive, Westpac New Zealand Limited. George is highly experienced in the financial services industry. He was formerly Group Executive General Manager at National Australia Bank. Prior to that, George was a senior executive in Commonwealth Bank of Australia’s Institutional Banking Division, a partner with the Boston Consulting Group and an officer in the Royal Australian Air Force. George is a Governor of the St.George Foundation and is Chair of the Prime Minister’s Industry Advisory Committee on Veterans’ Employment. 9 10 11 12 13

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 35 6 PETER KING BEc, FCA Acting Chief Risk Officer Peter acted as Westpac’s Chief Risk Officer from June to September 2018 and was responsible for key risk management activities across the enterprise. In October 2018, Peter returned to his role as Chief Financial Officer which he has held from April 2014. Since joining Westpac in 1994, Peter has held senior finance positions across the Group, including in Group Finance, Business and Consumer Banking, Business and Technology Services, Treasury and Financial Markets. Peter commenced his career at Deloitte Touche Tohmatsu. He has a Bachelor of Economics from Sydney University and completed the Advanced Management Programme at INSEAD. He is a Fellow of the Institute of Chartered Accountants. 9 DAVID LINDBERG HBA (Hons. Economics) Chief Executive, Business Bank David was appointed Chief Executive, Business Bank in June 2015. He manages the Group’s end-to-end relationships with business customers for the Westpac, St.George, BankSA and Bank of Melbourne brands. The Business Bank provides a wide range of banking and financial products and services to Australia’s small, commercial, corporate and agribusinesses. Prior to this appointment, David was Chief Product Officer, responsible for the Group’s retail and business products across all brands, as well as overseeing the Group’s digital activities. Before joining Westpac in 2012, David was Executive General Manager, Cards, Payments & Retail Strategy at the Commonwealth Bank of Australia. David was also formerly Managing Director, Strategy, Marketing & Customer Segmentation at Australia and New Zealand Banking Group Limited and Managing Vice President and Head of Australia for First Manhattan. New Zealand Resident Branch Manager. In 1988, David joined Southpac/National Bank as a Capital Markets Executive. Prior to this, David worked as a lawyer in private practice and also served as in-house counsel for NatWest NZ from 1985. 12 CHRISTINE PARKER BGDipBus (HRM) Group Executive, Human Resources Christine was appointed to Westpac Group’s Executive Team in October 2011. As Group Executive, Human Resources, Christine leads the HR function and is responsible for key HR activities across the Group, including attracting and retaining staff, training and development, reward and recognition and health, safety and wellbeing. Christine also oversees the Group’s Customer Advocate function and supports the CEO and Board on culture and conduct. Prior to June 2018, Christine also had responsibility for Corporate Affairs & Sustainability. Since joining Westpac in 2007, Christine has held a variety of senior leadership roles including Group General Manager, Human Resources and General Manager, Human Resources for Westpac New Zealand Limited. Before joining Westpac, Christine held senior HR roles in a number of high profile organisations and across a range of industries, including Carter Holt Harvey and Restaurant Brands New Zealand. Christine was previously a Director of Women’s Community Shelters and is a current member of the Chief Executive Women, Governor of the St.George Foundation and member of the Veterans’ Employment Industry Advisory Committee. 7 DAVID LEES BCom, LLB Acting Chief Financial Officer David acted as Westpac’s Chief Financial Officer from June to September 2018 and was responsible for Westpac’s Finance, Group Audit, Tax, Treasury and Investor Relations functions. In October 2018, David returned to his role of Deputy Chief Financial Officer which he has held from January 2016. Since joining Westpac in 1997, David has held other senior roles across the Westpac Group, including General Manager, BT Solutions, where he was responsible for BT Financial Group’s insurance and asset management businesses. David holds a Bachelor of Commerce and Bachelor of Laws from Durban University. 10 CAROLYN MCCANN BBus (Com), BA, GradDipAppFin, GAICD Group Executive, Customer & Corporate Relations Carolyn was appointed as Westpac’s Group Executive responsible for customer and corporate relations in June 2018. Carolyn is responsible for the management of the Group’s customer resolution and reporting, in addition to the corporate affairs, communications, government relations and sustainability functions, recognising the importance of setting high service standards and quickly resolving customer issues in managing the Group’s relationship with its customers. Carolyn joined the Westpac Group in 2013, as General Manager, Corporate Affairs & Sustainability, during which time she played an instrumental role in leading the Group’s bicentenary program, including the launch of the $100 million Westpac Bicentennial Foundation. Prior to joining Westpac, Carolyn spent 13 years at Insurance Australia Group in various positions, including Group General Manager, Corporate Affairs & Investor Relations. Carolyn began her career in consulting and has extensive experience in financial services. 13 GARY THURSBY BEc, DipAcc, FCA Group Executive, Strategy & Enterprise Services Gary was appointed Group Executive Strategy & Enterprise Services in October 2016. In addition to leading the Group’s strategy function, his role is designed to support delivery of the Group’s Service Revolution and provide services to support the Group’s operating businesses. Gary’s responsibilities also include banking operations, procurement, property, data and analytics, group strategy and enterprise investments. In addition, Gary oversees the Group’s corporate and business development portfolios. Before joining Westpac in 2008, Gary held a number of senior finance roles at Commonwealth Bank of Australia (CBA) including Deputy CFO and CFO Retail Bank. Gary has over 20 years’ experience in financial services, covering finance, M&A and large scale program delivery. He commenced his career at Deloitte Touche Tohmatsu. Gary has a Bachelor of Economics and a Post Graduate Diploma in Accounting from Flinders University of South Australia and is a Fellow of the Institute of Chartered Accountants. 8 REBECCA LIM B Econ, LLB (Hons.) Group Executive, Compliance, Legal & Secretariat Rebecca was appointed as Westpac’s Group Executive responsible for compliance, legal and secretariat functions globally from October 2016. She was appointed Group General Counsel in November 2011 and was Chief Compliance Officer from 2013 to 2017. Rebecca joined Westpac in 2002 and has held a variety of other senior leadership roles including General Manager, Human Resources for St.George Bank and General Manager, St.George Private Clients. Rebecca began her career at Blake Dawson Waldron (now Ashurst) before joining the US firm Skadden Arps where she worked in both New York and London. Rebecca then moved into an in-house role in investment banking at Goldman Sachs in London before returning to Australia and joining Westpac. Rebecca is Deputy Chair of the GC100 Executive Committee and a member of Chief Executive Women. 11 DAVID MCLEAN LLB (Hons.) Chief Executive Officer, Westpac New Zealand Limited David was appointed Chief Executive Officer, Westpac New Zealand Limited in February 2015. Since joining Westpac in February 1999, David has held a number of senior roles, including Head of Debt Capital Markets New Zealand, General Manager, Private, Wealth and Insurance New Zealand and Head of Westpac Institutional Bank New Zealand, and most recently, Managing Director of the Westpac New York branch. Before joining Westpac, David was Director, Capital Markets at Deutsche Morgan Grenfell from 1994. He also established the New Zealand branch of Deutsche Bank and was NOTE: David Stephen was appointed to the role of Chief Risk Officer from 1 October 2018, with responsibility for risk and compliance. From 1 October 2018, Rebecca Lim’s role and title is Group Executive, Legal and Secretariat.

36 WESTPAC GROUP CORPORATE GOVERNANCE REMUNERATION Remuneration reflects performance Below is a summarised and edited extract of the Chairman of the Remuneration Committee’s explanatory letter for the 2018 Remuneration Report. The Remuneration Report, including the full letter, appears in the Annual Report. In terms of the Royal Commission, the misconduct issues that have been examined are confronting for Westpac and the industry, and have raised a number of important considerations for the industry, regulators and policy makers. The Chairman and CEO both discuss the Royal Commission in their respective letters in this Annual Review. The Board recognises that Westpac needs to continue to improve the way it prevents, detects and addresses misconduct. The Royal Commission has highlighted examples of areas where our actions have given rise to poor outcomes for some of our customers. This has contributed to a loss of trust and reputational damage to Westpac and the industry. The Board also recognises that the value of your shares has declined over the year, as a result of a range of factors. Variable reward outcomes for 2018 reflect appropriate executive accountability for both performance and the matters discussed above. 2018 STVR outcomes for the CEO and Group Executives in Australia were on average 25% lower than 2017 with the largest individual year on year reduction being 50%. In addition, performance hurdles for both the CEO and Group Executive 2015 Long Term Variable Reward plans were not met and, as a result, the awards were forfeited in full for the third consecutive year. Long term awards represent around one third of an executive’s remuneration. Key enhancements and future developments We are committed to ensuring that our remuneration arrangements meet regulatory requirements and align with emerging stakeholder expectations and better practice. This year we: • implemented Stephen Sedgwick AO’s recommendations for our remuneration two years earlier than required; • changed remuneration and governance arrangements consistent with the findings from APRA’s review of remuneration practices at large financial institutions; and • updated our remuneration policy to align with the letter and spirit of the new Banking Executive Accountability Regime legislation. Overview of performance and reward outcomes 2018 has been a challenging year for Westpac from a financial performance perspective. In addition, the Royal Commission has highlighted that financial services organisations, including Westpac, need to do more to meet the needs of customers and the community. Key financial outcomes for 2018 can be summarised as follows: • Cash earnings were flat due to slower loan and deposit growth, the full period impact of the bank levy and an increase in provisions for customer refunds and payments; • The Group’s balance sheet was further strengthened. • Return on equity (ROE) declined to 13% due to higher capital levels combined with flat cash earnings. • Earnings per share (EPS) of 232.6 cents was down 1% on the prior year. Strategically, we have made good progress in modernising our platforms and digitising the company resulting in productivity gains and improvements to the customer experience. Customer satisfaction, as measured by net promoter scores, showed relative improvement though the year. In addition, a range of initiatives were deployed to strengthen our culture and enhance the agility and capability of our workforce. Group Executive changes Changes to Westpac’s leadership team during 2018 which are relevant to the remuneration tables opposite include: • Carolyn McCann was appointed to the new Group Executive, Customer & Corporate Relations role on 18 June 2018; • Alexandra Holcomb ceased in her role as the Chief Risk Officer on 25 June 2018; and • Peter King was the Chief Financial Officer for most of the year and acted as the Chief Risk Officer from 25 June 2018 to 1 October 2018. During this time, David Lees acted as the Chief Financial Officer. Total Target Reward adjustments The Board reviewed Total Target Reward (TTR) for the CEO and Group Executives for 2018. No changes were made to TTR for the CEO. Increases in TTR for Group Executives of between 4% and 12.3% were made in circumstances where TTR was below market benchmarks and to recognise individual capability and demonstrated capacity to deliver business outcomes since initial appointment to their roles. Non-executive Directors The Board is pleased to have welcomed Peter Nash on 7 March 2018 and Anita Fung on 1 October 2018 as Non-executive Directors. No changes were made to Non-executive Director fees for 2018.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 37

CEO and Senior Executive Remuneration

Westpac's remuneration strategy is designed to attract and retain talented employees. Remuneration outcomes reflect performance for the year and the creation of long term value for customers and shareholders, while adhering to sound management and governance principles and reflecting accountability.

SENIOR EXECUTIVE TEAM: REMUNERATION REALISED DURING 2018 ($)

(either as cash or in the case of equity, the value that has vested during 2018)

Name	Position	Fixed remuneration[1]	Cash STVR payments[2]	Vesting of prior year deferred STVR awards[3]	Vesting of prior year LTVR awards[4]	Total realised remuneration[5]	Prior year LTVR forfeited[4]
Brian Hartzer	Managing Director & Chief Executive Officer	2,686,000	1,040,825	1,217,694	–	4,944,519	4,263,037
Lyn Cobley	Chief Executive, Westpac Institutional Bank	1,122,000	465,500	494,049	–	2,081,549	–
Brad Cooper	Chief Executive Officer, BT Financial Group	1,102,517	400,000	665,608	–	2,168,125	2,064,040
Dave Curran	Chief Information Officer	1,054,000	485,000	444,719	–	1,983,719	1,761,322
George Frazis	Chief Executive, Consumer Bank	1,150,000	480,000	735,319	–	2,365,319	1,614,690
Alexandra Holcomb	Chief Risk Officer[6]	736,449	411,000	446,660	–	1,594,109	1,761,322
Peter King	Acting Chief Risk Officer[7]	1,288,000	517,000	505,612	–	2,310,612	1,824,211
David Lees	Acting Chief Financial Officer[8]	324,877	90,500	–	–	415,377	–
Rebecca Lim	Group Executive, Compliance, Legal & Secretariat	950,000	356,500	287,412	–	1,593,912	383,299
David Lindberg	Chief Executive, Business Bank	1,088,000	440,500	440,199	–	1,968,699	817,702
Carolyn McCann	Group Executive, Customer & Corporate Relations[9]	212,877	74,500	202,173	–	489,550	393,143
David McLean	Chief Executive Officer, Westpac New Zealand Limited	900,613	498,439	370,211	–	1,769,263	988,873
Christine Parker	Group Executive, Human Resources	884,000	427,500	421,759	–	1,733,259	1,474,298
Gary Thursby	Group Executive, Strategy & Enterprise Services	840,000	395,500	368,685	–	1,604,185	471,754

1. Includes base salary plus employer superannuation contributions.
2. Represent 50% of the 2018 STVR outcome and will be paid in December 2018. The remaining 50% is deferred in the form of equity granted in December 2018 which will vest in equal tranches in October 2019 and 2020.
3. Represents 25% of 2016 and 2017 STVR outcomes awarded as deferred equity vested in 2018.
4. Represents equity awarded under the 2015 LTVR vested or forfeited in 2018.
5. This is the addition of the four prior columns.
6. Alexandra Holcomb ceased in her KMP role as the Chief Risk Officer on 25 June 2018 and will retire on 31 December 2018.
7. Peter King was the Chief Financial Officer until 25 June 2018 when he was appointed as the Acting Chief Risk Officer.
8. David Lees commenced his KMP role as the Acting Chief Financial Officer on 25 June 2018.
9. Carolyn McCann commenced her KMP role as the Group Executive, Customer & Corporate Relations on 18 June 2018.

Non-executive Director Remuneration

Westpac's Non-executive Director remuneration strategy is designed to attract and retain experienced, qualified Board members and remunerate them appropriately for their time and expertise. With a Board focus on strategic direction, long-term corporate performance and the creation of shareholder value, fees for Non-executive Directors are not directly related to the Group's short-term results and they do not receive performance-based remuneration.

BOARD OF DIRECTORS: REMUNERATION RECEIVED DURING 2018 ($)

Name	Position	Westpac Banking Corporation Board fee[1]	Subsidiary and Advisory Board fees	Superannuation	Total
Lindsay Maxsted	Chairman	810,000	–	20,181	830,181
Nerida Caesar	Director	277,000	–	20,181	297,181
Ewen Crouch	Director	324,400	–	20,181	344,581
Alison Deans	Director	312,965	–	20,181	333,146
Craig Dunn	Director	320,800	–	20,181	340,981
Robert Elstone[2]	Director	60,115	–	3,895	64,010
Peter Hawkins	Director	311,832	35,000	20,103	366,935
Peter Marriott	Director	347,400	–	20,181	367,581
Peter Nash[3]	Director	164,690	–	11,744	176,434

1. Includes fees paid to the Chairman and members of Board Committees.
2. Robert Elstone retired as a Non-executive Director on 8 December 2017.
3. Peter Nash commenced as a Non-executive Director on 7 March 2018.

38 WESTPAC GROUP

FIVE YEAR SUMMARY

FINANCIAL AND OTHER INFORMATION[1]
(in $millions unless otherwise indicated)

	2018	2017	2016	2015	2014
Income statements for the years ended 30 September					
Net interest income	16,505	15,516	15,148	14,267	13,542
Non-interest income	5,628	6,286	5,837	7,375	6,395
Net operating income before operating expenses and impairment charges	22,133	21,802	20,985	21,642	19,937
Operating expenses	(9,692)	(9,434)	(9,217)	(9,473)	(8,547)
Impairment charges	(710)	(853)	(1,124)	(753)	(650)
Profit before income tax	11,731	11,515	10,644	11,416	10,740
Income tax expense	(3,632)	(3,518)	(3,184)	(3,348)	(3,115)
Profit attributable to non-controlling interests	(4)	(7)	(15)	(56)	(64)
Net profit attributable to owners of Westpac Banking Corporation	8,095	7,990	7,445	8,012	7,561
Cash earnings adjustments	(30)	72	377	(192)	67
Cash earnings[2]	8,065	8,062	7,822	7,820	7,628
Financial position and key financial ratios					
Balance sheet as at 30 September					
Total assets	879,592	851,875	839,202	812,156	770,842
Total shareholders' equity and non-controlling interests	64,573	61,342	58,181	53,915	49,337
Business performance					
Operating expenses to operating income ratio (%)	43.8	43.3	43.9	43.8	42.9
Net interest margin (%)	2.13	2.06	2.10	2.09	2.09
Capital adequacy					
Common equity tier 1 capital ratio – APRA Basel III (%)	10.6	10.6	9.5	9.5	9.0
Tier 1 capital ratio (%)	12.8	12.7	11.2	11.4	10.6
Total capital ratio (%)	14.7	14.8	13.1	13.3	12.3
Total equity to total assets (%)	7.3	7.2	6.9	6.6	6.4
Credit quality					
Net impaired assets to equity and collectively assessed provisions (%)	1.1	1.3	1.8	1.8	2.5
Total impairment provisions to total loans (basis points)	43	45	54	53	60
Shareholder value					
Dividends per ordinary share (cents)	188	188	188	187	182
Dividend payout ratio (%)[3]	79.3	79.3	84.2	73.4	74.7
Dividend payout ratio – cash earnings (%)[3]	79.9	78.7	80.3	75.4	74.2
Cash earnings on average ordinary equity (%)	13.0	13.8	14.0	15.8	16.4
Cash earnings per share (cents)	236.2	239.7	235.5	248.2	245.4
Net tangible assets per ordinary share[4] ($)	15.39	14.66	13.90	13.02	11.51
Share price as at 30 September ($)	27.93	31.92	29.51	29.70	32.14

1. The Summary Income Statement and the Balance Sheet information and key financial ratios (excluding cash ratios) have been extracted from the Westpac 2018 audited Annual Report. For more detail please refer to the Westpac 2018 Annual Report, available at www.westpac.com.au/investorcentre.
2. Cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore considered in assessing distributions, including dividends. For more detail refer to the Westpac 2018 Annual Report.
3. Excludes special dividends.
4. Total equity attributable to owners of Westpac, after deducting intangible assets divided by the number of ordinary shares outstanding, less treasury shares held. Comparatives have been restated for changes in accounting policies. For more detail refer to the Westpac 2018 Annual Report.

2018 ANNUAL REVIEW & SUSTAINABILITY REPORT 39

NON-FINANCIAL SUMMARY[1,2]

	2018	2017	2016	2015	2014
Customer					
Total customers (millions)	14.2	13.9	13.4	13.2	12.9
Digitally active customers (millions)	5.6	5.3	4.9	4.9	4.7
Branches	1,204	1,251	1,310	1,429	1,534
Branches with 24/7 capability (%)	33	29	27	22	15
ATMs	3,222	3,665	3,757	3,850	3,890
Smart ATMs (%)	47	44	37	31	24
Change in consumer compliments (%) – Australia	(23)	19	38	–	–
Change in consumer complaints (%) – Australia	12	(18)	(31)	(28)	(20)
Change in consumer complaints (%) – NZ	(16)	(21)	(7)	(18)	(16)
Employees					
Total employees (full-time equivalent)	35,029	35,096	35,580	35,484	36,596
Employee voluntary attrition (%)	10.0	9.6	10.6	10.6	9.8
New starter retention (%)	84.1	84.7	85.5	85.3	88.0
Employee engagement index (%)	–	79	69	–	–
Lost Time Injury Frequency Rate (LTIFR)	0.4	0.6	0.8	0.8	1.1
Women as percentage of the total workforce (%)	57	58	58	59	59
Women in leadership (%)	50	50	48	46	44
Environment					
Total Scope 1 and 2 emissions – Aust and NZ (tonnes CO_2-e)	125,973	131,723	154,339	173,437	175,855
Total Scope 3 emissions – Aust and NZ (tonnes CO_2-e)	64,804	68,415	63,016	67,899	73,871
Paper consumption – Aust and NZ (tonnes)	2,189	2,706	3,304	4,857	5,334
Sustainable lending and investment					
Climate change solutions attributable financing – Aust and NZ ($m)	9,113	6,979	6,193	6,054	7,978
Proportion of electricity generation financing in renewables including hydro – Aust and NZ (%)	71	65	59	61	59
Electricity generation portfolio emissions intensity (tonnes CO_2-e/MWh)	0.28	0.36	0.38	0.38	0.41
Finance assessed under the Equator Principles – Group ($m)	773	891	617	1,065	851
Social impact					
Community investment excluding commercial sponsorships ($m)	131	164	148	149	217
Community investment as a percentage of pre-tax profits – Group (%)	1.11	1.42	1.39	1.30	2.02
Community investment as a percentage of pre-tax operating profit (cash earnings basis)	1.12	1.41	1.32	1.33	1.99
Financial education (number of participants)	133,844	112,263	59,596	65,538	49,812
Supply chain					
Number of suppliers assessed against Responsible Sourcing Code of Conduct	100	31	–	–	–
Spend with Indigenous Australian suppliers – Australia ($m)	3.8	2.5	1.6	1.2	–

1. Definitions and further information on metrics is available in the 2018 Westpac Annual Report and online at www.westpac.com.au/investorcentre.
2. An expanded set of performance metrics for employees, customer, sustainable lending and investment, environment, supplier and social and economic impact are available in 2018 Westpac Sustainability Performance Report and online at 2018annualreport.westpacgroup.com.au.

FINANCIAL CALENDAR Financial calendar for Westpac Ordinary Shares Record date for final dividend 14 November 2018 Annual General Meeting 12 December 2018 Final dividend payable 20 December 2018 Financial half year end 31 March 2019 Interim results and dividend announcement 6 May 2019 Record date for interim dividend 17 May 2019 Interim dividend payable 3 July 2019 Financial year end 30 September 2019 Annual General Meeting The Westpac Annual General Meeting (AGM) will be held on Wednesday, 12 December 2018 at the Perth Convention and Exhibition Centre commencing at 10:00am (Perth time). The AGM will be webcast live on the Westpac website at www.westpac.com.au/investorcentre. Additional reporting information Westpac provides a suite of information about the Group’s Full Year 2018 performance, including the Annual Report, Full Year Financial Results, Investor Discussion Pack, Sustainability Performance Report and other Shareholder information including a financial calendar. Visit the Investor Centre on the Westpac Group website at www.westpac.com.au/investorcentre. Supplementary information about the Group’s Full Year 2018 performance, can be found online at www.2018annualreport.westpacgroup.com.au. Westpac Group’s 2018 Reporting Suite Trust? Supporting Assurance Our adherence to the Global Reporting Initiative (GRI) Standards (Comprehensive) and disclosures associated with alignment to the AA1000 AccountAbility Principles Standard have been independently assured by PricewaterhouseCoopers (PwC). For further information please refer to the detailed assurance statement available in the 2018 Sustainability Performance Report at www.2018annualreport.westpacgroup.com.au. For information on our compliance with International Agreements, including the United Nations Global Compact and Declaration on Human Rights, contact the Group Executive for Customer and Corporate Relations via Westpac Group Sustainability, details on the back cover. Service. Trust? Australia Susan Cusumano of Service. Trust? Farmer and Westpac customer, Service. Proudly Australia 2018 Westpac Group Sustainability Performance Report Proudly Supporting 2018 Westpac Group Westpac customer, Annual Report V & V Landscapers. Proudly Supporting Australia 2018 Westpac Group Annual Review & Greg Woodlock Sustainability Report The Marra, New South Wales Strength. Strength. Strength.

The Westpac Group Annual Review & Sustainability Report 2018 is printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of Forest Certification (PEFC) means that the paper fibre is sourced from sustainable forests.

Head Office 275 Kent Street Sydney NSW 2000 Australia Tel: +61 2 9155 7713 Fax: +61 2 8253 4128 International tel: +61 2 9155 7700 Share Registrar Link Market Services Limited Level 12, 680 George Street Sydney NSW 2000 Australia Mail: Locked Bag A6015 Sydney South NSW 1235 Australia Tel: +61 1800 804 255 Fax: +61 2 9287 0303 Email: westpac@linkmarketservices.com.au www.linkmarketservices.com.au Westpac Investor Relations Email: investorrelations@westpac.com.au Tel: +61 2 8253 3143 www.westpac.com.au/investorcentre Westpac Group Sustainability For questions and comments on our sustainability performance: Email: sustainability@westpac.com.au Tel: 1300 130964 www.westpac.com.au/sustainability www.westpac.com.au